EXHIBIT 10.1

PURCHASE AGREEMENT

dated

August 12, 2009

among

SPIRIT OF AMERICA NATIONAL BANK,

CHARMING SHOPPES RECEIVABLES CORP.,

SPIRIT OF AMERICA, INC.

 and

WORLD FINANCIAL NETWORK NATIONAL BANK

Page

1.	Definitions	1

2.	Assets to be Sold	9

2.1	Sale and Purchase	9

2.2	Transfer and Assumption	10

2.3	Consents	10

2.4	Books and Records	11

2.5	Excluded Assets	11

2.6	Name of Master Trust	11

3.	Transfer Date and Consideration for Assets to be Sold	11

3.1	Assumption of Account Servicing Duties and Costs	11

3.2	Payment Amount; Adjustments	12

4.	Closing	13

5.	Agreements of Seller Parties During Pre-Closing Period	13

5.1	Information	13

5.2	Communications with Cardholders	13

5.3	Conduct of Business During the Pre-Closing Period	14

5.4	Debt Cancellation Contracts	15

5.5	Securitization Documents	15

5.6	Co-Branded Cards	15

6.	Certain Agreements of Purchaser and Seller Parties	15

6.1	Cardholder Disputes	15

6.2	[Reserved]	16

6.3	Confidentiality of Information	16

6.4	Payments Received by the Seller Parties and Purchaser	17

6.5	Collection of Purchased Accounts	18

6.6	Further Assurances/Post Closing Covenants	18

6.7	Taxes	20

6.8	Securitization Cooperation.	20

6.9	Public Announcements	22

6.10	License of Domain Names	22

i

(continued)
Page

6.11	Updates to SAS 70 Report	22

6.12	Co-Branded PLB BIN Numbers	23

7.	Indemnification	23

7.1	Indemnification by Seller Parties	23

7.2	Indemnification by Purchaser	23

7.3	Indemnification Procedures	24

7.4	Limitation of Liability	26

7.5	Deadline for Claims for Indemnification	27

8.	Warranties and Representations of SOANB	27

8.1	Organization	27

8.2	Authority	27

8.3	Legal Proceedings	28

8.4	Finders or Brokers	28

8.5	Compliance with Law and Other Instruments	28

8.6	Condition of Account Assets	29

8.7	SOANB Agreements and Accounts	29

8.8	Debt Cancellation Contracts	30

8.9	Absence of Certain Changes	30

8.10	Accounts Not Business Accounts	30

8.11	Conveyance of Assets to be Sold	30

8.12	Accuracy of Statements	30

8.13	Service Provider SAS 70 Review by Spirit of America	31

8.14	Tax Matters	31

8.15	Securitization	31

8.16	Closing Statements	31

8.17	Eligible Accounts	32

9.	Warranties and Representations of CSRC and SOAI	32

9.1	Organization	32

9.2	Authority	32

9.3	Financial Information with respect to Account Assets	32

(continued)
Page

9.4	Legal Proceedings	33

9.5	Finders or Brokers	33

9.6	Compliance with Law and other Instruments	33

9.7	Conveyance of Assets to be Sold	34

9.8	Accuracy of Statements	34

9.9	Securitization	34

9.10	Investor Certificates	35

9.11	Tax Matters	35

9.12	Closing Statements	36

9.13	Eligible Accounts	36

10.	Warranties and Representations of Purchaser	36

10.1	Organization	36

10.2	Authority	36

10.3	Legal Proceedings	36

10.4	Finders or Brokers	37

10.5	Governmental Notices	37

10.6	Compliance with Law and Other Instruments	37

11.	Conditions Precedent to Purchaser’s Obligations	37

11.1	Absence of Litigation	37

11.2	Truth of Representations	38

11.3	Performance of Covenants	38

11.4	Items to be Delivered by Seller Parties	38

11.5	UCC Financing Statement	39

11.6	Governmental and Regulatory Approvals	39

11.7	Repayment of Conduit Series	39

11.8	Eligible Account	39

12.	Conditions Precedent to the Obligations of the Seller Parties	39

12.1	Absence of Litigation	40

12.2	Truth of Representations	40

12.3	Performance of Covenants	40

(continued)
Page

12.4	Items to be Delivered by Purchaser	40

12.5	Governmental and Regulatory Approvals	41

12.6	Loan Agreement	41

12.7	Milford Agreement	41

12.8	Ratings Confirmation	41

13.	Survival of Representations and Warranties	41

14.	Default/Termination of Agreement	42

14.1	Default	42

14.2	Termination Right	42

14.3	Other Termination	42

14.4	No Release	43

15.	Delayed Payment After Closing	43

15.1	Final Settlement and Disputes	43

15.2	Interest	44

15.3	Records and Financial Information	44

16.	Miscellaneous	44

16.1	Expenses	44

16.2	Notices	44

16.3	Successors and Assigns	45

16.4	Counterparts	45

16.5	Governing Law	46

16.6	Captions	46

16.7	No Waiver	46

16.8	No Petition	46

16.9	No Joint Venture	46

16.10	Severability	46

16.11	No Third Party Beneficiaries	47

16.12	Waiver of Jury Trial	47

16.13	Entire Agreement	47

EXHIBIT 1	Form of Preliminary Closing Statement
EXHIBIT 2	Form of Assignment and Bill of Sale
EXHIBIT 3	Form of Assumption Agreement
EXHIBIT 4	Retained Interests
EXHIBIT 5	Securitization Documents
EXHIBIT 6	Specified Amendments
EXHIBIT 7	Outstanding Series

Annex I	Seller Party Disclosure

SCHEDULE 1	Additional Payment
SCHEDULE 3.2	Agreed-Upon Procedures
SCHEDULE 8.7.1	Forms of SOANB’s Cardholder Agreements
SCHEDULE 8.7.2	Form of SOANB’s Periodic Statement
SCHEDULE 8.8	Form of Debt Cancellation Contract
SCHEDULE 9.3	Additional Account Information
SCHEDULE 9.11	Investor Certificate Issuance Disclosure

v

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) executed August 12, 2009 (the “Execution Date”) among SPIRIT OF AMERICA NATIONAL BANK, a national bank (“SOANB ”), with a principal place of business in Milford, Ohio and an address at 450 Winks Lane, Bensalem, PA 19020, SPIRIT OF AMERICA, INC., a Delaware corporation (“SOAI”), CHARMING SHOPPES RECEIVABLES CORP., a Delaware corporation, (“CSRC”, and together with SOANB and SOAI, the “Seller Parties” and each, a “Seller Party”), and WORLD FINANCIAL NETWORK NATIONAL BANK, a national bank (“Purchaser”), with an address at 3100 Easton Square Place, Columbus, OH  43219.

W I T N E S S E T H:

WHEREAS, the Charming Shoppes Master Credit Card Trust (the “Master Trust”) was formed pursuant to that certain Second Amended and Restated Pooling and Servicing Agreement, dated as of November 25, 1997, as amended and/or supplemented through the date of this Agreement by the amendments and supplements listed on Exhibit 5 and as it may be further amended and/or supplemented through the Closing Date to the extent permitted by this Agreement, including all series supplements thereto (the “Pooling and Servicing Agreement”), by and among CSRC, as Seller, SOAI, as Servicer, and U.S. Bank National Association, successor to Wachovia Bank, National Association, as Trustee;

WHEREAS, pursuant to this Agreement, the Seller Parties are willing to sell and Purchaser is willing to purchase, the Assets to be Sold (as hereafter defined) on the terms and subject to the conditions set forth herein;

WHEREAS, on the date hereof, Purchaser and certain subsidiaries of Charming Shoppes, Inc. (“Charming Shoppes”) are entering into Private Label Credit Card Plan Agreements (the “Program Agreements”)  to become effective as of the Closing under this Agreement, that provides for, among other things, the issuance of proprietary credit cards bearing one or more Trade Names (as hereafter defined) and co-branded credit cards;

WHEREAS, simultaneously with the Closing under this Agreement, the Seller Parties, Purchaser and certain of their respective Affiliates desire to enter into other agreements in connection with the transactions contemplated hereby;

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and the Seller Parties, each intending to be legally bound, hereby agree as follows:

1. Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated:

“Account” means a credit account on which a purchase transaction may be or has been made by (or by a person authorized by) the Cardholder pursuant to a Credit Card.

“Account Assets” has the meaning set forth in Section 2.1.

“Account Balance” means, as to any Eligible Account, any and all amounts owing to SOANB in respect of such Account by the Cardholder (including principal amounts for the payment of goods and services, accrued interest, periodic finance charges, late charges, fees and other finance and service charges) whether or not billed.

“Account Duties” means the duties to the Cardholders of Eligible Accounts under the applicable Cardholder Agreements to bill, administer and collect the Account Assets, including, without limitation, administering any Debt Cancellation Contracts.

“Action” has the meaning set forth in Section 7.3(a).

“Additional Payment” has the meaning set forth in Schedule 1.

“Adjusted Closing Statement” has the meaning set forth in Section 3.2(b).

“Adjusted Payment Amount” has the meaning set forth in Section 3.2(b).

“Adjustment Amount” has the meaning set forth in Section 3.2(b).

“Adjustment Date” means the sixtieth (60th) day after the Closing Date (or, if such day is not a Business Day, the next succeeding Business Day).

“ADSI” means ADS Alliance Data Systems, Inc.

“Affiliate” means, as to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.

“Agreed-Upon Procedures Letter” has the meaning set forth in Section 3.2(a).

“Agreement” means this Purchase Agreement, including all schedules and exhibits hereto, and, if amended, modified or supplemented, as the same may be so amended, modified or supplemented from time to time.

“Ancillary Agreements” means, collectively, the Parent Agreement, the Program Agreements, the Specified Amendments, the Assignment and Bill of Sale, the Assumption Agreements and the certificates of the Seller Parties delivered pursuant to Section 11.4(b).

“Assets to be Sold” means, collectively, the Account Assets and the Securitization Assets.

“Assignment and Bill of Sale” means that document delivered by the Seller Parties to Purchaser on the Closing Date which provides for, among other things, the assignment and transfer to Purchaser of all of each Seller Party’s respective rights, title and interest in the Assets to be Sold in substantially the form of Exhibit 2.

“Assumed Liabilities” means, collectively, (i) the Account Duties of SOANB first arising from and after the Transfer Date to the extent related to the Account Assets and (ii) the Securitization Assets Assumed Liabilities.

“Assumption Agreements” means an assumption agreement from Purchaser to the Seller Parties substantially in the form of Exhibit 3 and the Securitization Transfer Agreements, pursuant to which, among other things, Purchaser confirms its assumption and agreement to perform and discharge the Assumed Liabilities.

“AUP Payment Amount” has the meaning set forth in Section 3.2(a).

“Bank Merger Act” means Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. 1828 (c)).

“Books and Records” means, to the extent in any Seller Party’s possession or control as of the Transfer Date, all applications for Eligible Accounts, all Cardholder Agreements related to Eligible Accounts, copies of Cardholder billing statements for the twelve (12) months prior to the Transfer Date or, if available, the twenty-four (24) months prior to the Transfer Date, all sales orders under Eligible Accounts, all customer service information (commonly referred to as “memo screens”) and copies thereof relating to Eligible Accounts, monthly and annual servicer reports delivered to the Trustee pursuant to the Pooling and Servicing Agreement during the five (5) years prior to the Closing Date (including, without limitation, pursuant to Sections 3.5 and 3.6 of the Pooling and Servicing Agreement), any written correspondence pertaining to pending Cardholder inquiries in respect of the Eligible Accounts, and any files and / or written correspondence relating to governmental or regulatory investigations (subject to the exclusion of files or correspondence not permitted to be disclosed under applicable law or regulation) or active litigation in respect of the Eligible Accounts; provided, that “Books and Records” shall not include any comments or text entered onto any Seller Party’s proprietary systems or hard copy prints of such information which are commonly referred to as “collections comments,” or any hardcopy formats containing any Seller Party’s system screen formats. “Business Day” means a day (not being a Saturday or Sunday) on which banks are open for normal banking business in Ohio.

“Cardholder” means a person to whom a Credit Card is issued and in whose name the Account, in connection with which the Credit Card may be used, is established.

“Cardholder Agreement” means an agreement between SOANB and a Cardholder under which one or more Credit Cards are issued or utilized.

“Cardholder Dispute” means, as to any Eligible Account, any billing dispute raised by a Cardholder which arises out of or relates to the business or operations of any of the Account Assets prior to the Transfer Date.

“Cardholder List” means the Cardholders’ names, telephone numbers, e-mail addresses and physical addresses for the Eligible Accounts which shall be set forth in the Closing Tapes delivered to the Purchaser Parties on the Transfer Date.

“Charged Off Account” means any Account as to which the related account balance has been written off, or should have been written off, by SOANB on SOANB’s books on or prior to the Transfer Date in accordance with SOANB’s normal and customary policies as in effect on the date of this Agreement including, without limitation, any Account which is more than one hundred seventy nine (179) days contractually past due as of the Transfer Date.

“Charming Shoppes” has the meaning set forth in the recitals.

“Closing” has the meaning set forth in Section 4.

“Closing Date” means the Transfer Date.

“Closing Statement” means a closing statement in the form of Exhibit 1, together with a calculation of the Retained Interest in the form of Exhibit 4.

“Closing Tape” means an Account and Cardholder tape or tapes or files delivered to a PCI compliant FTP site including the following fields of information for all Eligible Accounts as such information exists on SOAI’s system as of up to five (5) Business Days prior to the Transfer Date: name, address, city, state, zip code, account number, total current balance.

“Co-Branded Fashion Bug Visa Program” means a program of SOANB to originate charges on a general purpose credit card, under the Visa® system, which credit card may be co-branded with the Fashion Bug or Fashion Bug Plus brand names, which accounts (to the extent eligible accounts) shall be replaced by a private label Credit Card by SOANB or the Purchaser, as applicable, in accordance with Section 5.6 hereof.

“Confidential Information” has the meaning set forth in Section 6.3.

“Conveyance Documents” shall have the meaning set forth in Section 10.4(a).

“Credit Balance” means, as to any Eligible Account, any and all amounts owing by SOANB to the Cardholder in respect of such Account as a credit balance whether or not billed.

“Credit Card” means a card issued by SOANB or its Predecessor in Interest and bearing one or more of the Trade Names, including without limitation all credit cards issued under the Co-Branded Fashion Bug Visa Program.

“CSRC” has the meaning set forth in the preamble.

“Debt Cancellation Contracts” means all debt cancellation contracts and programs relating to the Eligible Accounts (but not including any rights under insurance policies with respect thereto).

“Domain Name License” means those certain authorization codes necessary to effectuate the grant of the license to Purchaser’s Affiliate Alliance Data Systems Corporation of the Domain Names.

“Domain Names” means the following domain names:

www.fashionbugcard.com
www.lbcard.com
www.catherinescard.com
www.petitecard.com
www.fbvisacard.com

“Eligible Account” means any Account which is not an Ineligible Account.

“Estimated Payment Amount” has the meaning set forth in Section 3.2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchangeable Seller Certificate” has the meaning assigned thereto in the Pooling and Servicing Agreement.

“Execution Date” has the meaning set forth in the first paragraph of this Agreement.

“Filing Party” has the meaning set forth in Section 6.8(b).

“Finance Charge Collections” has the meaning assigned thereto in the Pooling and Servicing Agreement.

“Financial Information” has the meaning set forth in Section 9.3.

“Financial Information Computation Date” has the meaning set forth in Section 9.3 hereof.

“GAAP” means generally accepted accounting principles in the United States as consistently applied by the Seller Parties.

“Gross Receivables” means all amounts owing (after deduction of credit balances scheduled as of the Transfer Date and unapplied cash) to the Seller Parties or to the Master Trust from Cardholders with respect to Eligible Accounts; it being understood and agreed that outstanding loans, cash advances and other extensions of credit, billed or posted are intended to be included in Gross Receivables but that Gross Receivables excludes unbilled finance charges and late charges and any other fees, charges and interest assessed on the Accounts.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Ineligible Account” means any Account which did not satisfy the requirements for an “Eligible Account” specified in the Pooling and Servicing Agreement as of the date on which it was designated to the Master Trust pursuant to Section 2.6 of the Pooling and Servicing Agreement.

“Interested Parties” means with respect to any Securitization Transaction or other transfer of the Account Balances attributable to the Accounts, brokers, placement agents, rating agencies, certificate holders, investors, counterparties, credit enhancement providers, governmental representatives and other persons that may acquire an ownership or security interest in or exposure to the Account Balances (whether or not evidenced by securities), and their respective affiliates, accountants, attorneys and other representatives.

“Investor Certificates” means any one of the certificates including the bearer certificates, the registered certificates or any global certificates executed and authenticated by the Trustee of the Master Trust evidencing an Undivided Trust Interest (as defined in the Pooling and Servicing Agreement), other than the Exchangeable Seller Certificate.

“Liens” means all assignments, security interests, claims, liens, encumbrances or rights or other interests of third parties whatsoever, excluding the liens of any of the Securitization Documents.

“Loan Agreement” means the Third Amended and Restated Loan Agreement, dated as of July 31, 2009, among Charming Shoppes, certain of its subsidiaries, certain financial institutions, and Wells Fargo Retail Finance, LLC, as Administrative Agent, as the same may be amended or modified and in effect.

“Loss” has the meaning set forth in Section 7.1.

“Master Trust” has the meaning set forth in the recitals hereto.

“Milford Agreement” means the Milford Purchase Agreement dated as of the Execution Date between SOAI and ADSI as to the Milford facility and operations.

“Offer” has the meaning set forth in Section 6.6(j).

“Officer’s Certificate” means, with respect to a Person, a certificate signed by a duly authorized officer of such Person.

“Parent Agreement” means the agreement dated as of the Execution Date between Charming Shoppes and WFNNB.

“Payment Amount” has the meaning set forth in Section 3.2.

“Permitted Lien” means (a) Liens for taxes, assessments and other governmental charges or levies not yet due or which are being contested in good faith by appropriate action and have been disclosed to the Purchaser in writing, and (b) Liens created by Purchaser.

“Person” means any legal person, including any individual corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, governmental entity or other entity of similar nature.

“Pooling and Servicing Agreement” has the meaning set forth in the recitals hereto.

“Pre-Closing Period” means the interval from the Execution Date to and including the Transfer  Date.

“Predecessor in Interest” means WFNNB (as to certain Credit Cards bearing the Lane Bryant Trade Name), Citibank, N.A. (as to certain Credit Cards bearing the Catherines Trade Name), and any special purpose entities created or administered by a Seller Party or any of the foregoing, which in any case is in the chain of title of the Assets to be Sold.

“Preliminary Closing Statement” has the meaning set forth in Section 3.2(a).

“Program Agreements” has the meaning set forth in the recitals hereto.

“Purchased Account” means, from and after the Transfer Date, an Account which is actually purchased by Purchaser pursuant to the terms of this Agreement.

“Purchaser Indemnified Parties” means (a) the Purchaser and its Affiliates, (b) each Person, if any, who controls any of the foregoing with the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and (c) any of their respective former and current officers, directors, members, shareholders, employees and controlling persons.

“Regulation AB” means Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Retained Interests” means those interests in the Master Trust specified on Exhibit 4 hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Assets” has the meaning set forth in Section 2.1.

“Securitization Assets Assumed Liabilities” means all liabilities arising from the ownership or servicing of the Securitization Assets on or after the Transfer Date, provided that no Securitization Asset liability shall be assumed under any indemnity or document that is not listed on Exhibit 5 and no Securitization Asset liability shall be assumed with respect to Paragraphs 11-29 of Exhibit 5; and provided, further, that no liability shall be assumed under any indemnity for violation of securities laws arising from an issuance, sale or other placement of Investor Certificates prior to the Transfer Date or any failure of any Seller Party to perform its obligations with respect to the Securitization Assets prior to the Transfer Date.

“Securitization Assumed Liabilities” means the Securitization Asset Assumed Liabilities and Securitization Servicing Assumed Liabilities.

“Securitization Documents” means the Pooling and Servicing Agreement and the other documents designated on Exhibit 5.

“Securitization Receivables” means, as of any dates, the Gross Receivables that have been transferred to the Master Trust and have not been reassigned to any Seller Party under the Pooling and Servicing Agreement.

“Securitization Servicing Assumed Liabilities” means all liabilities of the Servicer (as defined in the Pooling and Servicing Agreement) arising under the Securitization Documents on or after the Transfer Date, provided that no servicing liability shall be assumed under any document that is not listed on Exhibit 5 and no servicing liability shall be assumed with respect to Paragraphs 11-29 of Exhibit 5; and provided, further, that no liability shall be assumed for any failure of any Seller Party to perform its servicing obligations under the Securitization Documents with respect to the Securitization Assets prior to the Transfer Date.

“Securitization Transaction” means any (i) financing transaction that is payable from or secured, directly or indirectly, by all or a portion of the Assets to be Sold, (ii) sale or other transfer of all or a portion of the Assets to be Sold or (iii) other asset securitization, secured loan, financing, synthetic risk transfer transaction or similar transaction involving all or a portion of the Assets to be Sold, including any sale to or otherwise involving any conduit.

“Securitization Transfer Agreements” means the assignment and assumption agreements dated as of the Closing Date whereby the Seller Parties assign their respective rights and obligations relating to, and Purchaser or its designated Affiliate assume such rights and obligations under or relating to, the Securitization Documents.

“Seller Indemnified Parties” means (a) the Seller Parties and their Affiliates, (b) each Person, if any, who controls any of the foregoing with the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and (c) any of their respective former and current officers, directors, members, shareholders, employees and controlling persons.

“Seller Interest” has the meaning assigned thereto in the Pooling and Servicing Agreement.

“Seller Parties” has the meaning assigned thereto in the preamble.

“SOAI” has the meaning assigned thereto in the preamble.

“SOANB” has the meaning assigned thereto in the preamble.

“Specified Amendments” means those amendment documents specified on Exhibit 6, which, among other things, shall permit the repayment in full on the Closing Date of the series of Investor Certificates indicated on Exhibit 7 to be repaid in the Closing Date.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, goods and services, value added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, additional tax or additional amount imposed by any governmental authority.

“Tax Claims” means SOANB’s rights to recover tax refunds with respect to Charged Off Accounts.

“Tax Returns” means any report, return, document, declaration, payee statement or other information or filing required to be supplied to any Tax authority or any person with respect to Taxes.

“Trade Names” means the following names, symbols and/or logos associated with the SOANB credit program:  Fashion Bug, Fashion Bug Plus, Lane Bryant, Lane Bryant Outlet, Petite Sophisticate, Petite Sophisticate Outlet, Catherine’s Plus Sizes and Catherines.

“Transfer Date” means the later of (i) the close of business on October 6, 2009 and (ii) the date that is seven (7) Business Days after the approvals and consents, if any, required under the Bank Merger Act and  the HSR Act have been received, or such other date as the parties may mutually agree.

“Transfer Taxes” has the meaning set forth in Section 6.7.

“TSYS” means Total System Solutions, Inc., a Georgia corporation.

“Valuation Date” means five (5) Business Days prior to the Transfer Date.

2. Assets to be Sold.

2.1 Sale and Purchase

(a) On the Transfer Date, SOANB agrees to sell, assign and transfer to Purchaser, and Purchaser agrees to purchase from SOANB, all rights, titles and interests of SOANB in and to the following assets and properties as in existence as of the Transfer Date (collectively, the “Account Assets”):

(i)	All Eligible Accounts (including the Account Balances thereunder);

(ii)	All Cardholder Agreements relating to Eligible Accounts;

(iii)	All Debt Cancellation Contracts;

(iv)	All Books and Records relating to Eligible Accounts;

(v)	All Credit Cards related to the Eligible Accounts;

(vi)	All PLB BIN numbers relating to the Eligible Accounts excluding the PLB BIN numbers with respect to the Co-Branded Fashion Bug Visa Program; and

(vii)	The Seller Parties’ toll free customer service telephone numbers and toll free authorizations numbers related to the Eligible Accounts.

(b) On the Transfer Date, CSRC agrees to sell, assign and transfer to Purchaser or an Affiliate of Purchaser designated by Purchaser, and Purchaser agrees to purchase or cause an

Affiliate of Purchaser designated by Purchaser to purchase from CSRC, all rights, titles and interests of CSRC in and to the following assets and properties as in existence on the Transfer Date (collectively the “Securitization Assets”):

(i)
the Exchangeable Seller Certificate, including without limitation all rights to receive excess Finance Charge Collections, and funds released to the holder of the Exchangeable Seller Certificate from accounts maintained under the Securitization Documents;

(ii)	the Seller Interest, including without limitation all Collections allocated to the Seller Interest (due to the existence of a Minimum Seller Interest or otherwise);

(iii)	the other Retained Interests; and

(iv)	all other rights and benefits allocated to the Seller or the holder of the Exchangeable Seller Certificate under the Securitization Documents.

The sale of the Eligible Accounts (including the Account Balances thereunder) and the other Assets to be Sold is made without recourse to the Seller Parties, subject only to representations and warranties of the Seller Parties and indemnification by the Seller Parties set forth in this Agreement.

2.2 Transfer and Assumption

On the Transfer Date (a) Purchaser agrees to assume, and SOANB agrees to assign and transfer to Purchaser or an Affiliate of Purchaser designated by Purchaser, the Account Assets and the Account Duties arising on or after the Transfer Date, (b) Purchaser agrees to assume or cause an Affiliate of Purchaser designated by Purchaser to assume, and CSRC agrees to assign and transfer to Purchaser or an Affiliate of Purchaser designated by Purchaser, the Securitization Assets and the Securitization Assets Assumed Liabilities described in clause (i) of the definition thereof, and (c) Purchaser agrees to assume, and SOAI shall assign and transfer to Purchaser, the Securitization Servicing Liabilities, each by execution and delivery to Purchaser on the Transfer Date of the Assignment and Bill of Sale (and such other documents as are required to effectuate such sale) and the Securitization Transfer Agreements; and Purchaser agrees to confirm such assumption by execution and delivery to the Seller Parties on the Transfer Date, of the Assumption Agreements.  Notwithstanding any designation of an Affiliate of the Purchaser to assume any obligation hereunder or under any Assumption Agreement, the Purchaser shall remain responsible and liable for the performance of such obligation.

2.3 Consents

The Seller Parties and the Purchaser shall give all notices required to be delivered and obtain all consent(s) required to be obtained by the Seller Parties or the Purchaser, as applicable, in connection with the sale, transfer and assignment to Purchaser of the Assets to be Sold.  Without limiting the foregoing, if required, within three (3) Business Days of the Execution Date, the Purchaser shall exercise its best efforts to apply for the Bank Merger Act approval and, if required, HSR Act approval.  The Seller Parties will exercise best efforts to provide all information requested by the Purchaser to complete the Bank Merger Act application within two

Business Days of such request.  The Seller Parties shall seek, but shall not be in breach of this Purchase Agreement if they shall not be able to obtain, confirmations of the then-current ratings of the outstanding Investor Certificates as a result of the Specified Amendments from the applicable rating agencies rating such Investor Certificates.  The Purchaser shall cooperate with the information and data requests of the rating agencies in connection with obtaining such ratings confirmations.

2.4 Books and Records

The Seller Parties shall deliver to Purchaser on the Transfer Date the Books and Records; provided, however, that (i) SOANB may retain any part of the Books and Records directly relating to Ineligible Accounts (provided that if such part of the Books and Records also relate to Eligible Accounts, SOANB may retain the original thereof and deliver a copy to Purchaser) and (ii) the Seller Parties may retain copies of any part of the Books and Records for regulatory compliance purposes or pursuant to the Seller Parties’ bona fide document retention policies, subject to the confidentiality obligations and use restrictions otherwise set forth in this Agreement (except with respect to those portions of the Books and Records retained by SOANB as relating to Ineligible Accounts).  For the avoidance of doubt, it is understood and agreed that nothing in this Agreement shall affect any rights a Charming Shoppes subsidiary may otherwise have under a Program Agreement to retain records and information to the extent and as permitted under the Program Agreements.

2.5 Excluded Assets

Nothing contained in this Agreement, or in any document executed in connection herewith, shall be deemed to transfer any of the Seller Parties’ right, title and interest in, and the Assets to be Sold shall not include, the Ineligible Accounts, any other charged-off accounts owned by SOANB acquired by SOANB from unaffiliated third parties that have not been transferred to the Master Trust(and for which the accounts receivable related thereto have been written off by SOANB), the Seller Parties’ names or marks used in association with the Accounts, the Tax Claims, any rights in respect of insurance policies relating to Debt Cancellation Contracts or any other asset of the Seller Parties not specifically identified in Section 2.1 (the “Excluded Assets”) and Purchaser shall have no obligations or liabilities with respect to any Excluded Assets.

2.6 Name of Master Trust.  Concurrently with the Transfer Date, the Purchaser and the Seller Parties agree to change the name of the Master Trust to exclude reference to Charming Shoppes, the Seller Parties, their Affiliates and their trade names.

3. Transfer Date and Consideration for Assets to be Sold.

3.1 Assumption of Account Servicing Duties and Costs.

SOAI’s obligations with respect to the servicing of the Eligible Accounts and the Books and Records shall end on the Transfer Date and shall be assumed and performed by Purchaser as of the Transfer Date, and the costs associated therewith shall be assumed by Purchaser as of the Transfer Date.

3.2 Payment Amount; Adjustments

(a) The amount to be paid by Purchaser to the Seller Parties for the Assets to be Sold shall be an amount equal to one hundred percent (100%) of the sum of (1) the outstanding amount of the Seller Interest valued as of the Closing Date, (2) the outstanding amount of the Retained Interests valued as of the Closing Date and (3) the Additional Payment (the “Payment Amount”), valued and calculated on a basis consistent with the methodology and calculations used by Charming Shoppes in preparing its 10-Qs and 10-Ks filed with the Securities and Exchange Commission (including changes in the assumptions made in a manner consistent with such methodology).  On the Transfer Date, the Seller Parties shall deliver a preliminary Closing Statement certified by the Seller Parties (the “Preliminary Closing Statement”) to Purchaser setting forth the Payment Amount calculation valued as of the Valuation Date (the “Estimated Payment Amount”) and specifying in reasonable detail the calculation thereof and all other information set forth in the form of the Closing Statement.  At the Closing, Purchaser will pay the Seller Parties or their assignee by wire transfer in immediately available funds to an account designated by the Seller Parties an amount equal to the Estimated Payment Amount.  Within sixty (60) days after the Transfer Date, the parties shall perform a “true-up” of the Payment Amount valued as of the Closing Date, as set forth in clause (b) below and the Seller Parties shall deliver to Purchaser a statement in the form of the Closing Statement calculating the Payment Amount valuation as of the Closing Date (the “AUP Payment Amount”), together with an agreed upon procedures letter from Ernst & Young confirming the consistency of calculations with the methodology used by Charming Shoppes in preparing its 10-Q's and 10-K's filed with the Securities and Exchange Commission, the further details of which are set forth in Schedule 3.2 with respect to such confirmation (the “Agreed Upon Procedures Letter”).

(b) On the Adjustment Date, the Seller Parties shall prepare and deliver to the Purchaser an adjusted Closing Statement relating to and specifying in reasonable detail the calculation of the Adjustment Amount and the actual Payment Amount (the “Adjusted Payment Amount”) valued as of the Closing Date, together with all other information set forth in the form of Closing Statement (as modified by mutual agreement of Purchaser and the Seller Parties, the “Adjusted Closing Statement”) and the Agreed-Upon Procedures Letter.  Within five (5) Business Days after delivery of the Agreed-Upon Procedures Letter to Purchaser and the Seller Parties, either Purchaser or the Seller Parties, as the case may be, shall pay to an account designated by the other party, by wire transfer in immediately available funds, the Adjustment Amount.  The “Adjustment Amount” shall be the difference between (i) the Estimated Payment Amount and (ii) the AUP Payment Amount, together with interest on such difference calculated at the federal funds rate (at weighted average daily rates reported by the Federal Reserve System) from the Transfer Date to the date of payment.  A positive Adjustment Amount shall be payable by the Seller Parties to Purchaser; a negative Adjustment Amount shall be payable by Purchaser to the Seller Parties.

(c) In the event any party shall disagree with any item on the Agreed-Upon Procedures Letter, and if, after good faith discussion, the parties are not able to agree to such modification, adjustment or other change, then such dispute shall be handled in accordance with Section 15.1 of this Agreement.   Any such request related thereto shall be in writing, with a copy provided simultaneously to the other party, and shall specify with particularity the adjustment, modification or other change requested.  The determination of the Adjustment

Amount rendered thereby shall be final.  Any payment (including interest) required by either the Seller Parties or Purchaser based on the final determination of the Adjustment Amount shall be made no later than five (5) Business Days following receipt of notice of the final determination.  The net amount due by either party shall be accompanied by interest on such amount calculated on the basis of the federal funds rate, for each day commencing on the later of the Transfer Date or the Closing Date, as the case may be, through and including the date of such payment.  The fees and disbursements relating to any such determination by the independent accountants shall be borne by the non-prevailing party or allocated proportionately between the parties in the event that each party prevails as to some disputed items.

4. Closing.

The closing in respect of the sale and purchase of the Assets to be Sold (the “Closing”) shall take place on the Transfer Date (or such other date as may be mutually agreed to by the parties, it being agreed that in the absence of agreement, the Closing shall take place on the Transfer Date) and shall take place through the wire transfer of the Estimated Payment Amount, and facsimile exchange or other electronic transmission, together with subsequent overnight courier exchange, of the required closing documents and upon receipt by the Seller Parties of such payment and facsimile or electronically transmitted documents, hand-delivery to Purchaser’s representative, or delivery to a PCI compliant FTP site to which Purchaser’s representative shall have access, of the Closing Tape.

5. Agreements of Seller Parties During Pre-Closing Period.

5.1 Information

During the Pre-Closing Period the Seller Parties shall provide Purchaser with such information related to the Assets to be Sold and such access to its employees to discuss such information, in each case, as agreed by the parties in good faith that is reasonably required by Purchaser to facilitate the sale, transfer and assignment of the Assets to be Sold by the Transfer Date in accordance with this Agreement.

5.2 Communications with Cardholders

During the Pre-Closing Period, but in no event prior to the date on which the Bank Merger Act and HSR Act approvals, if required, shall have been obtained, Purchaser shall be entitled to communicate with and deliver information and other communications to Cardholders of the Eligible Accounts concerning the transactions contemplated by this Agreement and the business and operations of Purchaser as approved in advance by SOANB in its reasonable discretion (including written correspondence and messages on SOANB’s customer website). In furtherance thereof, SOANB, if so requested by Purchaser, shall on behalf of Purchaser, and subject to SOANB’s normal insertion and review and approval requirements, insert a communication from Purchaser to the Cardholders of the Eligible Accounts in all periodic billing statements (mail or electronic) advising of the purchase and of any terms or changes which Purchaser proposes to make.  In addition to the foregoing, SOANB will at the written request of Purchaser deliver a file of the names and address of Cardholders of the Eligible Accounts to Purchaser for the sole purpose of enabling Purchaser to effect a single, simultaneous blanket mailing to all Cardholders after the date on which the Bank Merger Act and HSR Act approvals, if required, shall have been obtained, informing such Cardholders of the expected Transfer Date and of any terms or changes which will be imposed or made by Purchaser effective as of the Transfer Date.  Except for costs such as envelopes and postage (except for excess postage caused by the insertion of any such communications which shall be borne by Purchaser) which would otherwise be incurred by SOANB in connection with the billing statement referred to in the second sentence of this Section 5.2, Purchaser shall pay all of the costs of communications referred to in this Section.  All notices and forms provided by Purchaser shall comply with all applicable laws and regulations.

5.3 Conduct of Business During the Pre-Closing Period

Except as may be otherwise required by law or regulatory requirement (including the rules of any national securities exchange on which any Seller Party’s affiliates’ securities are listed), or unless Purchaser otherwise consents in writing (which consent shall not be unreasonably withheld), during the Pre-Closing Period:

(a) Each Seller Party will manage, administer and operate the Assets to be Sold (including, without limitation, performing collection activities on the Account Assets) in the ordinary course of business consistent with past practices (except as otherwise required hereunder or under the Ancillary Agreements);

(b) Each Seller Party will keep and maintain records and books of all revenues relating to the Assets to be Sold and shall pay all expenses relating to the Assets to be Sold, in the same manner as it has in the past and as in effect on the date of this Agreement;

(c) Each Seller Party will duly comply in all material respects with all laws, rules and regulations as the same relate to the Assets to be Sold and such Seller Party’s administration thereof;

(d) No Seller Party will transfer, assign, encumber or otherwise dispose of, or enter into any contract, agreement or understanding to transfer, assign, encumber or otherwise dispose of, any Eligible Accounts or Assets to be Sold, except for assignments of Eligible Accounts for collection in the ordinary course of business consistent with past practices or activities in connection with the securitization of Accounts pursuant to the Securitization Agreements consistent with past practices; no Seller Party shall sell any Eligible Account to any collection agency or renew any collection agency agreements without the Purchaser’s consent (such consent not to be unreasonably withheld), unless such collection agency agreement does not require a future commitment more than 30 days after the Closing Date;

(e) Each Seller Party will promptly advise Purchaser in writing of any material actions, suits or proceedings which, to such Seller Party’s knowledge, are commenced, threatened or arise against or affecting the Assets to be Sold and will promptly advise Purchaser in writing of any other actual or, to the extent known by any Seller Party, prospective material adverse change in the Assets to be Sold; and

(f) If SOANB maintains any toll free customer service telephone numbers or toll free authorizations numbers which, in each case, are dedicated solely to servicing the Accounts,

SOANB shall execute and deliver to Purchaser or such other party as appropriate such documents as are necessary to enable Purchaser to acquire the customer service toll-free numbers associated with the Accounts by the Transfer Date.

(g) No Seller Party shall amend, assign or alter in any way, or permit to be amended, assigned or altered in any way, any financing statement on file as of the Execution Date relating to the Master Trust or the Assets to be Sold, without the consent of the Purchaser.  Each of SOANB and CSRC shall give the Purchaser not less than 5 days prior notice of any change in its name, form of organization or “location” for purposes of the UCC.

5.4 Debt Cancellation Contracts.

During the Pre-Closing Period, SOANB will perform its obligations under, and administer, the Debt Cancellation Contracts in the ordinary course of business consistent with past practices (except as otherwise required hereunder or under the Ancillary Agreements).

5.5 Securitization Documents.

On and prior to the Transfer Date the Seller Parties shall take all actions required in order to enable the Seller Parties to transfer the Assets to be Sold to Purchaser free and clear of all Liens on the Transfer Date, other than Permitted Liens.  Except for the Specified Amendments, no Securitization Document shall be amended, modified or supplemented in any respect (including, without limitation, for the purpose of issuing any Investor Certificate) without the consent of the Purchaser during the Pre-Closing Period.

5.6 Co-Branded Cards.

The Credit Cards issued under the Co-Branded Fashion Bug Visa Program shall either be closed or shall, if eligible, be converted to private label Credit Cards on or prior to January 8, 2010.  The responsibility and expense of such conversion shall be borne by (i) the Purchaser, if the Transfer Date shall occur prior to November 1, 2009, or (ii) the Seller Parties, if the Transfer Date shall occur after November 1, 2009.  If the Purchaser shall be responsible for such conversion, the Purchaser shall complete the conversion on or prior to January 8, 2010.  The Account Balance under a Credit Card issued under the Co-Branded Fashion Bug Visa Program shall be the Account Balance under the replacement private label Credit Card to the related Cardholder.

6. Certain Agreements of Purchaser and Seller Parties.

6.1 Cardholder Disputes

The Seller Parties shall be responsible for final resolution of all Cardholder Disputes (involving matters within control of the Seller Parties) of which the Seller Parties receive notice on or before the Transfer Date.  The Seller Parties shall either resolve such Cardholder Disputes prior to the Transfer Date in accordance with their normal procedures and applicable law and regulations, or if they are unable to so resolve the Cardholder Dispute, mail such acknowledgements as are required by law or regulation, and promptly furnish to Purchaser all materials relating to the Cardholder Dispute.

6.2 [Reserved]

6.3 Confidentiality of Information

(a) Except as specifically provided in this Section 6.3 and 6.8(d), neither party shall disclose any Confidential Information (defined below) which it learns as a result of negotiating or implementing this Agreement. “Confidential Information” shall mean information not of a public nature concerning the business or properties of the other party including, without limitation: the terms and conditions of this Agreement (as well as proposed terms and conditions of any amendments, renewals, or extensions of this Agreement), sales volumes, test results, and results of marketing programs, Plan reports and files generated by the Seller Parties, trade secrets, business and financial information, source codes, business methods, procedures, know-how and other information (including but not limited to intellectual property) of every kind that relates to the business of either party.

However, the definition of “Confidential Information” specifically excludes information which:

(i)	is generally known to the trade or to the public at the time of such disclosure; or

(ii)
becomes generally known to the trade or the public subsequent to the time of such disclosure; provided, however, that such general knowledge is not the result of a disclosure in violation of this Section 6.3; or

(iii)
is obtained by a party from a source other than the other party, without breach of this Agreement or any other obligation of confidentiality or secrecy owed to such other party or any other person or organization; or

(iv)
is independently conceived and developed by the disclosing party and proven by the disclosing party through tangible evidence not to have been developed as a result of a disclosure of information to the disclosing party, or any other person or organization which has entered into a confidential arrangement with the non-disclosing party.

(b) Nothing in this Section 6.3 shall be interpreted to mean that a party is restricted with respect to the use or disclosure of Confidential Information which it owns. The parties may also disclose any Confidential Information under the following circumstances.  First, to the extent disclosure is required by Applicable Law.  Second, to the extent disclosure is both permitted by Applicable Law and either necessary for the performance of the disclosing party’s obligation under this Agreement and/or agreed to in writing by the other party, provided that:  prior to disclosing any such information to any third party, the party making the disclosure (to the third party) shall give notice to the other party of the nature of such disclosure and of the fact that such disclosure will be made.

(c) When, pursuant to subsection (b) above, one party discloses the other party’s Confidential Information to the disclosing party’s Affiliate or a third-party, the disclosing party shall be responsible for ensuring that such disclosure complies with Applicable Law.  Furthermore, the disclosing party shall ensure that the Affiliate or third-party executes a confidentiality agreement provided by or approved in writing by the non-disclosing party, and that it keeps all such information in confidence.  Each party covenants that at all times it shall have in place procedures designed to assure that each of its employees who is given access to the other party’s Confidential Information shall protect the privacy of such information.  Each party acknowledges that any breach of the confidentiality provisions of this Agreement by it will result in irreparable damage to the other party and therefore in addition to any other remedy that may be afforded by law any breach or threatened breach of the confidentiality provisions of this Agreement may be prohibited by restraining order, injunction or other equitable remedies of any court.  The provisions of this Section 6.3 will survive termination or expiration of this Agreement.

(d) Each party shall establish commercially reasonable controls to ensure the confidentiality of the other’s Confidential Information.  Each party shall also ensure that such information is not disclosed contrary to the provisions of this Agreement, or any applicable privacy, security or other laws, rules, and regulations.  Without limiting the foregoing, each party shall implement such physical and other security measures as are necessary to (i) ensure the security and confidentiality of the other’s Confidential Information, (ii) protect against any threats or hazards to the security and integrity of such information, and (iii) protect against any unauthorized access to or use of such information.

(e) If, upon expiration or termination of this Agreement, Purchaser or its designee does not purchase the Accounts from the Seller Parties, Purchaser shall take appropriate measures to destroy or remove (according to the applicable Seller Party’s direction) from its systems Confidential Information.  This includes but is not limited to any and all records regarding Cardholders, whether in paper, electronic, or other form, that is maintained or otherwise possessed by or on behalf of Purchaser, including a compilation of such records.  Upon expiration or termination of this Agreement the Seller Parties shall take appropriate measures to destroy or remove (according to Purchaser’s direction) from its systems Purchaser’s Confidential Information.

(f) Cardholder Information and Consumer Protected Information (as defined in the Plan Agreements) shall be held confidential in accordance with the terms of the Plan Agreements.

(g) Notwithstanding anything to the contrary herein, the parties (and each employee, and all representative or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment, and tax structure of this transaction and all material of any kind (including tax opinions or tax analyses) that are provided to the parties relating to such tax treatment and tax structure.

6.4 Payments Received by the Seller Parties and Purchaser

(a) Commencing on the Transfer Date, SOANB hereby authorizes and empowers Purchaser to sign and endorse SOANB’s name on all checks, drafts, money orders or other forms of payment relating to the Purchased Accounts.

(b) Commencing on the Transfer Date, CSRC hereby authorizes and empowers Purchaser to sign and endorse CSRC’s name on all checks, drafts, money orders or other forms of payment relating to the Purchased Accounts.

(c) Purchaser agrees that it will use commercially reasonable efforts to forward or remit to SOANB any payment or the amount of any payment, as the case may be, on any Ineligible Account, and will promptly forward any other document pertaining to any Ineligible Account received after the Closing Date.  In performing their obligations under the preceding sentence, Purchaser will adhere to the following payment method until the date ninety (90) days after the Transfer Date or such earlier date as SOANB and Purchaser reasonably determine that the volume of remittals no longer justifies it and thereafter may lengthen the remittance period or discontinue forwarding payments and return payments to the sender:  Within two (2) Business Days after receipt of the payment, Purchaser will (i) provide to SOANB by encrypted email to an address specified by SOANB in writing an electronic common deliminated file in the format agreed to by the parties listing all payments received by Purchaser in respect of the Ineligible Accounts during such Business Days and any non-Business Day occurring since Purchaser’s previous submission of a File to SOANB hereunder, and (ii) remit to SOANB by wire transfer pursuant to the instructions applicable to Purchaser as provided in writing by SOANB the aggregate amount of such payments as set forth therein.  Anything in this Section 6.4(c) to the contrary notwithstanding, SOANB acknowledges and agrees that Purchaser shall have no obligation to remit payments in respect of Ineligible Accounts to SOANB after the date which is six (6) months after the Transfer Date, and that Purchaser shall thereafter return any such payment or amount to the sender.

6.5 Collection of Purchased Accounts

Subject to the terms of the Securitization Transfer Agreements, commencing on the Transfer Date Purchaser shall have the right to take, or cause to be taken, such action to enforce Purchaser’s rights with respect to any Purchased Account as Purchaser may deem necessary or appropriate in the circumstances.  Upon Purchaser’s request, SOANB shall execute in favor of Purchaser such Account-specific assignment documents as may be reasonably necessary to allow Purchaser to pursue, in Purchaser’s own name, collection or enforcement action on the Purchased Accounts.  SOANB hereby constitutes and appoints Purchaser its true and lawful attorney-in-fact for such purpose, with full power of substitution in the premises, which appointment shall include (but shall not be limited to) the power to demand, sue for, collect and receive any and all amounts owing at any time on any Purchased Account and owed to Purchaser, and to endorse checks, drafts, orders and other instruments tendered in payment of any Account and to settle, compromise, prosecute or defend any claims Purchaser or SOANB may have with respect to such instruments.  This power of attorney shall be deemed to be a power coupled with an interest.  Any collection of such Accounts by Purchaser shall be performed in accordance with all applicable laws and regulations.

6.6 Further Assurances/Post Closing Covenants

The parties hereto hereby covenant as follows, which covenants shall survive the Transfer Date:

(a) On and after the Transfer Date, the Seller Parties (for themselves and for their Predecessor(s) in Interest (other than WFNNB)) shall (i) execute, acknowledge and deliver all such acknowledgements, certificates, assignments and other instruments and take such further action as may be reasonably necessary and appropriate effectively to vest in Purchaser the full legal and equitable title to the Assets to be Sold, free and clear of all Liens except Permitted Liens, and (ii) use reasonable efforts to assist Purchaser in the orderly transition of the operations acquired by Purchaser.  In addition, to the extent transferable, on or before the Transfer Date, the Seller Parties shall assist in the acquisition by Purchaser (or relinquish for the benefit of Purchaser) of any toll-free customer service telephone numbers maintained by the Seller Parties exclusively for the purpose of servicing the Accounts.

(b) On and after the Transfer Date, Purchaser shall execute, acknowledge and deliver all such acknowledgements and other instruments and take such further action as may be necessary and appropriate to relieve and discharge effectively the Seller Parties from any obligations remaining under those liabilities and obligations assumed by Purchaser pursuant to the terms hereof.

(c) Within thirty (30) days after the Transfer Date, SOANB shall provide to the credit reporting agencies used by SOANB in connection with the Eligible Accounts a letter of closure or deletion of the SOANB’s trade line records with respect to such Eligible Accounts.

(d) SOANB agrees that SOANB will at all times comply with SOANB’s privacy policy regarding the Cardholder List.

(e) SOANB agrees that subsidiaries of Charming Shoppes shall be entitled to continue accepting the existing Credit Cards issued to Eligible Accounts following the Transfer Date for a reasonable period of time, but not less than one year, following the Transfer Date.  Purchaser shall either issue new credit cards to the Cardholders associated with all active Purchased Accounts or notify such Cardholders of account termination in accordance with the terms of the Program Agreements in accordance with the applicable Program Amendment.  In the event the Cardholder of an inactive or never active Eligible Account desires to activate their Eligible Account following the Transfer Date, Purchaser shall either issue a new credit card to such Cardholder or notify such Cardholder of account termination.

(f) During the Pre-Closing Period, subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or appropriate hereunder to consummate the transactions contemplated by this Agreement.  Each party further agrees to use its commercially reasonable efforts to obtain consents of all third parties and governmental agencies necessary for the consummation of the transactions contemplated by this Agreement.

(g) For a period of ninety (90) days after the Transfer Date, SOANB will cause its “customer service department” to direct telephone inquiries received from any Cardholder on any Purchased Account to the applicable cardholder customer service telephone number(s) designated by Purchaser.

6.7 Taxes.

The Seller Parties are responsible for all Taxes of the Seller Parties relating to the Assets to be Sold and attributable to Tax periods (or portions thereof) ending on or before the close of the Transfer Date.  The Purchaser shall be responsible for all Taxes relating to the Assets to be Sold and attributable to Tax Periods (or portions thereof) beginning after the Transfer Date.  Notwithstanding anything to the contrary in the previous two sentences, all sales, use and other transfer Taxes due by reason of the transfer of the Assets to be Sold (“Transfer Taxes”) shall be allocated fifty percent to Purchaser and fifty percent to the Seller Parties.

6.8 Securitization Cooperation.

(a) With respect to each Securitization Transaction, as the case may be, entered into by the Purchaser after the Closing Date, the Seller Parties agree:

(i)
to allow the Purchaser to include the information set forth on Annex I in any prospectus, offering memorandum, other disclosure document or rating agency presentation prepared in connection with any Securitization Transaction, including with regard to any registered public offering under the Securities Act of 1933, as such information shall be supplemented by Purchaser in such manner as the Purchaser reasonably believes is necessary or prudent in order to meet the requirement of Regulation AB or any other provision of the Securities Act; provided that the Purchaser shall provide the Seller any such supplemental information five Business Days prior to its anticipated use and will not use any such supplemental information without first obtaining the Seller Parties’ written consent thereto, which request for consent will be promptly considered and which consent will not be unreasonably withheld; provided, further, that the Purchaser shall not disclose in any prospectus, offering memorandum, other disclosure or rating agency presentation  (i) any information in Annex I other than the first two paragraphs under the heading “Overview” after the fifth anniversary of the Execution Date or (ii) any information set forth on Annex I that related to a calendar year more than five years prior to the date of disclosure;

(ii)
for the six months immediately after the Closing Date, if so requested by the Purchaser, to confirm to the Purchaser, within five Business Days of such request, by delivery of an Officer’s Certificate signed by SOANB and SOAI that Annex I (as most recently updated) is true and correct and does not omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(iii)
for the six months immediately after the Closing Date, to make commercially reasonable efforts, in light of the Seller Parties’ resources at such time, (i) to provide the Purchaser with information regarding the Accounts, the origination thereof and the servicing thereof prior to the Closing Date and the subservicing thereof after the Closing Date, if such information is reasonably necessary to enable the Purchaser to respond to requests by Interested Parties or to update Annex I, and (ii) to allow Interested Parties reasonable access to each Seller Party representative with responsibility, knowledge or experience with respect to the Seller Parties’ origination of the Accounts and/or servicing of the Accounts, upon reasonable prior notice and during regular business hours, for the purpose of conducting agreed-upon procedures or answering questions about the origination of the Accounts and the servicing of the Accounts by SOAI; provided, however, that no provision contained herein shall require any Seller Party to maintain the employment of any such representative, to retain any records, data or information with respect to the Eligible Accounts or to pay any fees or expenses of third parties to acquire, verify or test information.

(b) With respect to each Securitization Transaction, as the case may be, entered into by the Purchaser, the Purchaser agrees that:

(i)
any Securitization Transaction effected by the Purchaser or any of its Affiliates shall be conducted in the name of the Purchaser or one of its Affiliates and that in no event shall the Purchaser or any of its Affiliates act in any manner that would indicate to third parties that any Seller Party or any of their Affiliates is a sponsor of, is conducting or has any responsibility to any third party for any Securitization Transaction effected by the Purchaser or any of its Affiliates;

(ii)
except as provided in this Section 6.8 (including with respect to Annex I or any portion thereof), in no event shall any prospectus or other offering document or periodic report issued in connection with a Securitization Transaction contain any discussion of any Seller Party, its underwriting policies, practices and procedures or its servicing policies, practices and procedures;

(iii)
except as specifically permitted in the Program Agreements, the Seller has not granted the Purchaser a license to use, the Seller has not transferred or assigned to the Purchaser, and the Purchaser shall not have any right, title or interest in or to, the Trade Names or the names of the Seller Parties or their Affiliates or any variation or derivation thereof, or any internet domain name, logo, name, mark, variation or derivation incorporating any such logo, name, variation or derivation other than the Domain Names; and

(iv)
except as specifically permitted in the Program Agreements, the Purchaser shall not use, directly or indirectly, in any manner or form (including as a corporate or fictitious name, Internet domain name, Trade Name, trademark, service name or service mark and including in any prospectus or other offering document), the names of the Seller Parties or their Affiliates, logos of the Seller Parties or their Affiliates or any variations and derivations thereof or any internet domain name, logo, name, mark, variation and derivation incorporating any such logo, name, variation or derivation; provided, however, that nothing in this Section 6.8(b)(iv) shall prohibit the Purchaser from disseminating the information set forth in Annex I in the manner otherwise contemplated under this Section 6.8.

(c) The Purchaser shall give the Seller Parties at least 30 Business Days’ prior notice of any proposed Securitization Transaction in which the Seller Parties’ cooperation pursuant to this Section 6.8 shall be sought.

(d) Purchaser may disclose information regarding the Seller Parties and the origination and servicing of the Accounts (and performance information on the Assets to be Sold) to Interested Parties and their respective representatives without the requirement of execution of a confidentiality agreement provided such disclosure is consistent with normal and customary standards with respect to similar financing arrangements.  Notwithstanding the foregoing, Purchaser shall advise such Interested Parties and their representatives of the confidential nature of the information.

(e) This Section 6.8 shall survive any termination of this Agreement or any of the Securitization Documents.

6.9 Public Announcements

(a) The parties shall consult with each other before they or any of their respective affiliates or agents issue any press releases or otherwise make, any public statements with respect to this Agreement and the transactions contemplated hereby, and none of them nor any affiliate of any of them shall issue any such press release or make any such public statement prior to receiving express written approval of the other party except, in each case, as may be required by applicable law or regulation (including a reporting requirement of the Securities Exchange Commission or as reasonably required in connection with the Securitization Documents).

(b) Section 6.8 (a) to the contrary notwithstanding, if any party or its affiliates (for the purposes of this Section 6.8 (b) the “Filing Party”) are obligated to file periodic reports with the Securities and Exchange Commission, then the filing party shall have the right to file a copy of this Agreement with the applicable commission or governmental agency to the extent necessary, in such party’s reasonable opinion, to comply with any applicable disclosure laws or regulations (including any reporting requirement of the Securities Exchange Commission), or any listing requirement of any stock exchange applicable to the Filing Party.

6.10 License of Domain Names

SOANB shall license to Purchaser’s Affiliate Alliance Data Systems Corporation, simultaneously with the Closing, all right, title and interest in and to the Domain Names pursuant to and in accordance with the Program Agreements and provide the Domain Name License.

6.11 Updates to SAS 70 Report

SOANB shall provide a copy of any update to the Type II SAS 70 report for its service provider TSYS received by SOANB between the Execution Date and the Transfer Date to the Purchaser promptly following receipt thereof.

6.12 Co-Branded PLB BIN Numbers

The Seller Parties shall permit the Purchaser to use the PLB BIN numbers related to the Co-Branded Fashion Bug Visa Program Accounts on and after the Transfer Date until the earlier to occur of (i) the date on which all such Accounts shall have been closed, converted to private label cards or liquidated or (ii) the date on which the associated account numbers have been changed to the PLB BIN Numbers transferred to the Purchaser pursuant to Section 2.1(a)(vi).

7. Indemnification.

7.1 Indemnification by Seller Parties

Subject to Section 7.4, the Seller Parties, jointly and severally, will defend and indemnify the Purchaser Indemnified Parties and their successors and assigns and hold the Purchaser Indemnified Parties and their successors and assigns harmless for, from and against any claim, demand, liability, loss, cost or expense, including reasonable attorneys’ fees, (collectively, “Losses”) which shall result from or arise out of or be incurred in connection with any of the following (including as a result of indemnification or other obligations owing by any Purchaser Indemnified Party in connection with a Securitization Transaction):  (i) the untruthfulness of any of the Seller Parties’ representations or warranties contained in this Agreement or the Assumption Agreements, the Specified Amendments, the Assignment and Bill of Sale and / or the certificates of the Seller Parties delivered pursuant to Section 11.4(b), (ii) the breach by a Seller Party of any of its covenants or agreements herein contained, (iii) the breach by a Seller Party of any of its covenants or agreements in the Assignment and Bill of Sale, the Assumption Agreements, the Specified Amendments or the certificates of the Seller Parties delivered pursuant to Section 11.4(b), (iv) any liability or obligation, contingent or otherwise, of a Seller Party relating to the Assets to be Sold that is not assumed by Purchaser pursuant to this Agreement or the Assumption Agreements and which exists on, or arises out of any event or condition occurring or existing at any time prior to, the Transfer Date (including without limitation liabilities or obligations arising from any Account Duties existing as of the Transfer Date which have not been fulfilled by a Seller Party prior to the Transfer Date or which relate to periods prior to the Transfer Date, any act or omission of any Seller Party prior to the Transfer Date, any failure of any Seller Party to perform its obligations under the Securitization Documents with respect to the Securitization Assets prior to the Transfer Date), (v) any and all Taxes that are the responsibility of the Seller Parties pursuant to Section 6.7 and Taxes, if any, of the Master Trust for tax periods (or portions thereof) ending on or before the Closing Date, or (vi) litigation matters filed on or before the Transfer Date with respect to an Eligible Account (collectively, “Purchaser Indemnified Losses”); provided, however, in no event shall the Seller Parties be obligated under this Section 7.1 to defend, indemnify and hold any Purchaser Indemnified Party  harmless, for, from and against any Losses to the extent the same shall result from such Purchaser Indemnified Party’s willful misconduct or gross negligence.

7.2 Indemnification by Purchaser

Subject to Section 7.4, Purchaser will defend and indemnify each of the Seller Indemnified Parties and their successors and assigns and hold it and their successors and assigns harmless for, from and against any Losses which shall result from or arise out of or be incurred in connection with:  (i) the untruthfulness of any representations or warranties of Purchaser or Purchaser’s designated Affiliate in this Agreement, the Assumption Agreements, or the Assignment and Bill of Sale and/or the certificates of Purchaser delivered pursuant to Section 12.4(b), (ii) the breach by Purchaser or any designated Affiliate of Purchaser of any of its covenants or agreements herein contained, (iii) the breach by Purchaser or any designated Affiliate of Purchaser of any of its covenants or agreements in the Assumption Agreements or the Assignment and Bill of Sale or the certificates of Purchaser delivered pursuant to Section 12.4(b), (iv) any liabilities or obligations, contingent or otherwise, assumed by Purchaser or any designated Affiliate of Purchaser pursuant to this Agreement or the Assumption Agreements (including without limitation arising from any act or omission of Purchaser or any designated Affiliate on or after the Transfer Date or any failure of Purchaser or any designated Affiliate to perform its obligations under the Securitization Documents with respect to Securitization Assets on or after the Transfer Date), (v) any liabilities or obligations, contingent or otherwise, of the Seller Indemnified Parties arising from or relating to communications by or on behalf of Purchaser or any designated Affiliate of Purchaser with the Cardholders of the Eligible Accounts prior to the Transfer Date pursuant to Section 5.2, (vi) any and all Taxes which are the responsibility of Purchaser or any designated Affiliate of Purchaser pursuant to Section 6.7, or (vii) the ownership and servicing by Purchaser or any designated Affiliate of Purchaser of the Assets to be Sold or the Receivables attributable thereto from and after the Transfer Date; provided, however, that in no event shall Purchaser be obligated under this Section 7.2 to defend and indemnify the Seller Indemnified Parties and hold the Seller Indemnified Parties harmless for, from and against any Losses to the extent the same shall result from a Seller Party’s willful misconduct or gross negligence.

7.3 Indemnification Procedures.

(a) In case any claim, suit, action or proceeding (any “Action”) is made or commenced against either a Person in respect of which indemnification may be sought under Section 7.1 or 7.2 (the “Indemnitee”), the Indemnitee shall promptly give the party to provide the indemnity (the “Indemnitor”) written notice thereof, provided that the Indemnitor shall not be relieved of its obligation to indemnify the Indemnitee as a result of the Indemnitee’s failure to promptly give such prompt notice, except to the extent that the defense of such Action is materially and irrevocably prejudiced by such failure.  The Indemnitor shall be entitled to participate in (or, if the Indemnitee does not desire to defend, to conduct) the defense thereof with counsel reasonably acceptable to the Indemnitee at the Indemnitor’s expense.  The Indemnitor may (but need not) defend or participate in the defense of any Action, but the Indemnitor shall promptly notify the Indemnitee if the Indemnitor shall not desire to defend or participate in the defense of any such Action.  If the Indemnitor fails to provide a defense of any such claim and the Indemnitee provides the defense, the Indemnitor shall be responsible for payment of the reasonable legal fees incurred by the Indemnitee in connection with such participation.  If, within fifteen (15) days of receipt of such notice the Indemnitor notifies the Indemnitee in writing of its intent to assume the defense of such Action, the Indemnitor shall not be liable to the Indemnitee under this Section 7.3 for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof. Notwithstanding the foregoing, the Indemnitee shall have the right to engage its own counsel if the Indemnitee elects to assume the defense of the Action, but the fees and expenses of such counsel shall be at the Indemnitee’s expense unless (i) the employment of such counsel shall have been authorized in writing by the Indemnitor, (ii) the Indemnitor shall not have employed counsel to take charge of the defense of such Action within thirty (30) days after receiving notice of the Indemnitee electing to assume the defense of such Action or (iii) there is a reasonable basis on which the Indemnitee’s interests may differ from those of the Indemnitor, in any of which events the Indemnitor will be responsible for the reasonable fees and expenses incurred by the Indemnitee in connection with defending such Action.

The Indemnitee shall notify the Indemnitor of its intention to settle or compromise any Action against the Indemnitee in respect of which payments may be sought by the Indemnitee hereunder (and in the defense of which the Indemnitor has not previously elected to participate), and the Indemnitee may settle or compromise any such Action unless the Indemnitor notifies the Indemnitee in writing (within ten (10) Business Days after the Indemnitee has given the Indemnitor written notice of its intention to settle or compromise) that the Indemnitor intends to conduct the defense of such Action.  Any such settlement or compromise of, or any final judgment or decree entered into or in, any Action which the Indemnitee defended or participated in the defense in accordance herewith shall be deemed to have been consented to by, and shall be binding upon, the Indemnitor as fully as if the Indemnitor had assumed the defense thereof and a final judgment or decree had been entered in or with regard to such Action by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree. In the event that the Indemnitor reimburses the Indemnitee for any third party claim, the Indemnitee shall promptly remit to the Indemnitor any reimbursement the Indemnitee subsequently received for such third party claim.

(b) Without limiting their respective rights and obligations as set forth elsewhere in this Article 7, and subject to the procedures for indemnification claims set forth in this Article 7, each Indemnitee, as the case may be, will act in good faith, will use commercially reasonable efforts to mitigate any losses, will use similar discretion in the use of personnel and the incurring of expenses as the Indemnitee would use if they were engaged and acting entirely at their own cost and for their own account, will render to the Indemnitor such assistance as Indemnitor may reasonably require in order to insure prompt and adequate defense of any Action, and will consult regularly with the Indemnitor regarding the conduct of any proceedings or the taking of any action for which indemnification may be sought.

(c) In calculating the amount of any Losses of any Indemnitee under this Article 7, there will be subtracted the amount of any third-party payments (including insurance payments) actually received by the Indemnitee with respect to such Losses; provided, however that nothing herein shall limit such third party's rights to pursue recovery against the Indemnitor for any such payments made by such third party. In the event that the Indemnitor reimburses the Indemnitee for any Losses prior to the occurrence of the events contemplated above, the Indemnitee will remit to the Indemnitor any such amounts that the Indemnitee subsequently receives in reimbursement of such Losses (not to exceed the amount previously reimbursed in respect thereof).

(d) After the Closing Date, except for those matters expressly addressed in Article 3, this Article 7 will constitute Purchaser’s and the Seller Parties’ exclusive remedy for any of the matters set forth in this Agreement, the Assumption Agreements, the Specified Amendments, the Assignment and Bill of Sale and the certificates of the Seller Parties delivered pursuant to

Section 11.4(b); provided, however, that nothing contained herein shall prevent an Indemnitee from pursuing remedies as may be available to such party under applicable law in the event of an Indemnitor’s failure to comply with its indemnification obligations hereunder.

7.4 Limitation of Liability.

Notwithstanding anything to the contrary contained in this Agreement, except for Losses described in the last two sentences of this Section 7.4, following the Transfer Date (and subject to the provisions of this Section 7.4): (i) neither party shall have any obligation with respect to any indemnification payments payable pursuant to this Article 7 except to the extent that either (x) the aggregate of all such claims relating to Sections 6.7, 7.1(v), 7.2(vi), 8.14 or 9.11(a) through (c) (including all costs and reasonable attorneys fees incurred in connection therewith or as otherwise provided above) exceed one hundred thousand dollars ($100,000) (the “Tax Floor”), or (y) the aggregate of all of such obligations other than those listed in clause (x) (including all costs and reasonable attorneys fees incurred in connection therewith as otherwise provided above) exceed One Million Dollars ($1,000,000) (the “Floor”); in which case Indemnitor shall be responsible for all obligations in excess of the Floor or the Tax Floor, as the case may be; (ii) the indemnification provided for herein shall not cover, and in no event shall any party hereto be liable for, any indirect damages claimed by the Indemnitee, including consequential, incidental, exemplary or punitive damages claimed by the Indemnitee (except that (x) the indemnification provided for herein shall cover reasonable attorneys fees incurred by the Indemnitee as otherwise provided above and shall also cover judgments awarded to third parties for indirect damages, including consequential and punitive damages, and (y) that, for the avoidance of doubt, Losses which result from or arise out of indemnification or other obligations owing by the Purchaser or any Purchaser Indemnified Party in connection with a Securitization Transaction shall not be considered to be indirect damages for purposes of this Section 7.4); and (iii) the aggregate amount of indemnification either party is obligated to provide under this Agreement shall not exceed the Adjusted Payment Amount (the “Ceiling”) unless the claim arises from the willful misconduct of the Indemnitor.  Notwithstanding the foregoing limits or any other provision of this Section 7.4 to the contrary, any claims arising from (i) a breach of a Seller Party’s representations set forth in Sections 8.6 or 8.11 or set forth in Section 8.12 or 9.8 with respect to the information provided by the Seller Parties described in Section 6.8(a)(i) (as updated solely  by the Seller Parties from time to time in accordance with this Agreement), including with regard to any reconfirmation of such representations required by this Agreement; (ii) litigation matters filed on or before the Transfer Date with respect to an Eligible Account, (iii) a breach of Purchaser’s obligations pursuant to Section 2.2, 6.8(a)(i) or 6.8(b) or (iv) any prospectus, offering memorandum, other disclosure document or rating agency presentation prepared in connection with any Securitization Transaction of the Purchaser (other than the information provided by the Seller Parties described in Section 6.8(a)(i) (as updated solely  by the Seller Parties from time to time in accordance with this Agreement)), shall not be subject to the Floor or the Ceiling and the Seller Parties, in the case of clause (i) and (ii), and the Purchaser, in the case of clauses (iii) and (iv), shall be responsible for the full amount of any such claim. In addition, if as a result of a party’s breach of a representation of this Agreement the Closing does not occur and this Agreement is terminated, all of the non-breaching party’s direct costs incurred as a direct result of breach of the representation and termination of the Agreement shall be deemed direct damages of the non-breaching party not subject to the Floor.

7.5 Deadline for Claims for Indemnification

Neither party shall have any obligation with respect to any indemnification payments payable pursuant to this Article 7 hereof with respect to any Losses resulting from any Action arising or asserted by any Indemnitee or any other person more than three (3) years after the Closing Date (provided, that the foregoing three (3) year limitation shall not apply to (i) any Losses of any Indemnitee arising from the failure of the Seller Parties or Purchaser to satisfy any of its respective obligations under Sections 6.3 and 6.8 hereof, (ii) any Losses arising from a breach of Purchaser’s obligations pursuant to Section 2.2 or (iii) any Losses arising from any prospectus, offering memorandum, other disclosure document or rating agency presentation prepared in connection with any Securitization Transaction of the Purchaser, which, instead, shall be subject to a limitation equal to the longer of five (5) years or the period of the applicable statute of limitations with respect to all securities offered pursuant to, or described in, the related documents described in clause (iii); and provided, further, that the foregoing three (3) year limitation shall not apply to any Losses related to a breach of the representations and warranties set forth in Sections 6.7, 7.1(v), 7.2(vi), 8.14 and 9.11 (a) through (c), which, instead, shall be subject to a limitation equal to the period of the applicable statute of limitations.  The Seller Parties shall have no liability to Purchaser with respect to or resulting from Purchaser or their third party vendors’ conversion of the Assets to be Sold except for the Seller Parties’ limited liability to Purchaser under this Agreement solely with respect to the Seller Parties’ obligations to comply with their obligations under this Agreement.

8. Warranties and Representations of SOANB.

SOANB represents and warrants to Purchaser as follows:

8.1 Organization

SOANB is a national bank duly organized and validly existing under the laws of the United States and is authorized to conduct its business under those laws.  SOANB’s “main office”, as that term is used in Comptroller of the Currency Interpretive Letter #913 dated August 3, 2001, is located at 1103 Allen Drive, Milford, Ohio 45150.

8.2 Authority

SOANB has full corporate power and authority to enter into and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party and to effect the transactions contemplated hereby and thereby and to sell the Assets to be Sold to the Purchaser.  The execution, delivery and performance by SOANB of this Agreement and each Ancillary Agreement to which SOANB is a party (and all documents, agreements, and instruments contemplated hereby or thereby to which SOANB is a party) have been approved by all requisite corporate action on the part of SOANB.  This Agreement and each Ancillary Agreement to which SOANB is a party constitutes, (and each such document, agreement, and instrument when executed and delivered will constitute) a valid and binding obligation of SOANB, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other laws relating to or affecting creditors’ rights generally and by general principles of equity.  No consents are required for the execution and performance of SOANB’s obligations hereunder or under the Ancillary Documents to which SOANB is a party except such consents as have been or will be obtained prior to the Closing Date.

8.3 Legal Proceedings

As of the date of this Agreement there are no material Actions (including without limitation governmental or regulatory violations, proceedings or investigations) which are pending or to the knowledge of SOANB threatened against or affecting the Assets to be Sold (other than Actions arising with respect to the Accounts in the ordinary course of business), the Master Trust or SOANB’s ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

8.4 Finders or Brokers

SOANB has not agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby which would give rise to any valid claim against Purchaser or any of Purchaser’s Affiliates for any brokerage commission or finder’s fee or like payment.  For the avoidance of doubt, it is understood and agreed that SOANB or one of its Affiliates has engaged Bank of America and Barclays Bank PLC, or one of their respective Affiliates, to provide certain broker and finder services in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, but such engagement shall not give rise to any valid claim against Purchaser or any of Purchaser’s Affiliates as described in the preceding sentence, and SOANB or one of its Affiliates is solely responsible for the payment of any and all fees and/or commissions payable to Bank of America, Barclays Bank PLC or the applicable Affiliate thereof in connection with such engagement.

8.5 Compliance with Law and Other Instruments

Upon compliance with the HSR Act and Bank Merger Act, if applicable, the execution and delivery of this Agreement and the Ancillary Agreements by SOANB and the consummation of the transactions contemplated hereby or thereby by SOANB will not constitute a violation of or be in conflict with any applicable law or regulation in any material respect.  The Cardholder Agreements for the Eligible Accounts and the monies collected under the Accounts comply in all material respects with all applicable laws, rules and regulations.  SOANB’s operation and administration of the Account Assets (including without limitation all origination procedures, credit approval procedures, finance charges, late fee calculation methodologies, disclosures, collection practices and marketing practices) has complied with (and during the Pre-Closing Period will comply with) all applicable laws, rules, regulations and regulatory directives in all material respects (including, without limitation, guidelines of the FFIEC) and the Account Assets are not subject to any claims arising from any violation thereof.

The execution and delivery by SOANB of, and performance by SOANB of its obligations pursuant to, this Agreement and the Ancillary Agreements (and the documents, agreements, and instruments contemplated hereby or thereby) will not violate or be in conflict with SOANB’s charter or by-laws or any contract or other instrument to which it is a party or by which it is bound, except as would not have a material adverse effect on the Assets to be Sold, or SOANB’s ability to consummate the transactions contemplated hereby or thereby; excluding, however, (i) any matter, condition or event that (x) is within the sole control of Purchaser or (y) affects the credit card services, consumer credit or banking industry generally first arising after the date of this Agreement, or (ii) any changes in laws, generally accepted accounting principles or regulatory accounting principles first arising after the date of this Agreement.  SOANB’s fulfillment of all Account Duties has been performed in all material respects in accordance with all applicable laws, rules and regulations.

8.6 Condition of Account Assets

(a) With respect to all Eligible Accounts sold to Purchaser hereunder, the obligation of the Cardholder to pay the unpaid Account Balance thereunder owing as of the close of business on the Transfer Date, if any, as shown on the Closing Statement, is legal, valid and binding and enforceable except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other laws relating to or affecting creditors’ rights generally, by general principles of equity and Cardholder Disputes (which are specifically addressed in Section 6.1 of this Agreement) and is not subject to any offsets or other defenses existing as of the Transfer Date.

(b) On the Transfer Date, SOANB will be the owner of all right, title and interest in and to all of the Account Assets, free and clear of all Liens (other than the Permitted Liens); and immediately after such sale, such ownership interest will be vested in Purchaser.  Each Account Asset is, or as of the Transfer Date will be, freely assignable and transferable to Purchaser.

8.7 SOANB Agreements and Accounts

The form of SOANB’s Cardholder Agreements in effect with respect to Eligible Accounts on the date of this Agreement, and SOANB’s related form of periodic statement forms in effect on the date of this Agreement, are attached as Schedule 8.7.1 and Schedule 8.7.2, respectively.  There are no other Cardholder Agreements or periodic statement forms in use by SOANB or otherwise in effect, with respect to any Eligible Account on the date of this Agreement.  The form of Cardholder Agreement and form of periodic statement comply in all material respects with all applicable laws and accurately represent the agreements between SOANB and Cardholders and the methods of computing balances and finance charges.  Except for the Co-Branded Fashion Bug Visa Program Cardholder Agreements, none of the Cardholder Agreements, periodic statement forms or Accounts includes a provision for annual fees required for the Cardholder to retain the use of its Account.  There are no obligations to Cardholders except as set forth in the Cardholder Agreements and those agreements made in the ordinary course of SOANB’s business (which agreements taken as a whole would not have a materially adverse effect on the Account Assets) and as noted in the Books and Records.  There are no leases, contracts or other agreements that are material to the Account Assets that would affect the purchase or operation thereof by Purchaser, other than those which have been disclosed to Purchaser, and/or assigned to and assumed by Purchaser or one of its Affiliates under the Ancillary Agreements.  SOANB is not in breach of any contract or agreement to be sold or transferred to Purchaser hereunder in any material manner.

8.8 Debt Cancellation Contracts.

The form of Debt Cancellation Contracts in effect on the date of this Agreement is attached hereto as Schedule 8.8.

8.9 Absence of Certain Changes

Since the Financial Information Computation Date, SOANB has not, solely with respect to the Eligible Accounts, (i) effected any material or significant change in the accounting practices, procedures or methods employed in connection with the Eligible Accounts, or (ii) effected any material or, significant change in its business, credit or, collection policies, re-aging policies, practices or procedures relating to the Eligible Accounts.  Since the Financial Information Computation Date, there has not occurred any material adverse change (financial or otherwise) in the condition of the Eligible Accounts or SOANB’s  continued operation thereof and ability to operate the same in accordance with past practices excluding, however, (i) any matter, condition or event that affects the credit card services, consumer credit or banking industry generally first arising after the date of this Agreement, (ii) any changes in laws, generally accepted accounting principles or regulatory accounting principles first arising after the date of this Agreement or (iii) any action, change, effect circumstance or condition contemplated or required by this Agreement or attributable solely to the announcement of this Agreement or the transactions contemplated hereby made in accordance with the provisions of this Agreement.

8.10 Accounts Not Business Accounts

To SOANB’s knowledge, none of the Accounts sold to Purchaser hereunder are with business entities or otherwise represent commercial receivables.

8.11 Conveyance of Assets to be Sold

SOANB is not insolvent at the time of the conveyance of title and the sale of the Assets to be Sold by SOANB is absolute and irrevocable and provides Purchaser with the full benefits of ownership of such Assets to be Sold.  The transfer by SOANB of such Assets to be Sold is not made for or on account of an antecedent debt, and SOANB will not be insolvent on the date of (nor will it become insolvent as a result of) such transfer.  No transfer by the SOANB of any Asset to be Sold hereunder is voidable under any law dealing with bankruptcy, insolvency, creditors’ rights or similar laws.  SOANB is the originator of all Accounts included in the Account Assets.

8.12 Accuracy of Statements

No statement contained in any document provided or delivered by SOANB to Purchaser in connection with the transaction contemplated hereby, as of the date of such statement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statement contained therein not misleading in any material respect.

8.13 Service Provider SAS 70 Review by Spirit of America

SOANB has reviewed the Type II SAS 70 report for its service provider TSYS dated September 30, 2008 and a letter from TSYS for the period January 1, 2008 through September 30, 2008 with respect to such SAS 70 report and, in SOANB’s  judgment, such SAS 70 report has not indicated any material weaknesses in controls.

8.14 Tax Matters

Any and all Tax Returns with respect to the Assets to be Sold or income attributable therefrom that are required to be filed have been filed, the information provided on such Tax Returns is complete and accurate in all material respects, and all Taxes shown to be due on such Tax Returns have been paid in full, to the extent that a failure to file such Tax Returns or pay such Taxes, or an inaccuracy in such Tax Returns, could result in the Purchaser being liable for such Taxes or could give rise to a Lien on the Assets to be Sold.

8.15 Securitization

(a) No event or condition exists which is or with either notice or the passage of time would constitute an “Early Amortization Event” (as defined in the Pooling and Servicing Agreement) with respect to SOANB.  The consummation of the transactions contemplated by this Agreement (including execution of the Specified Agreements) shall not cause the occurrence of any repurchase event, default or other event, that with either notice or the passage of time would constitute an “Early Amortization Event” (as defined in the Pooling and Servicing Agreement) with respect to SOANB;

(b) Each Securitization Document to which SOANB is a party is a valid, legally binding agreement of SOANB and SOANB is in compliance in all material respects with its obligations thereunder;

(c) The form of the Specified Amendments to the Securitization Documents necessary to give effect to the transactions contemplated under this Agreement are set forth in Exhibit 6; and

(d) As of the Execution Date, Annex I is true and correct and does not omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  If SOANB shall have provided an update to Annex I, Annex I, as of the date so updated, shall be true and correct and shall not omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

8.16 Closing Statements

Each of the Preliminary Closing Statement and the Adjusted Closing Statement delivered by the Seller Parties to Purchaser pursuant to Section 3.2 (a) will to the Seller Parties’ knowledge be accurate in all material respects as of the date thereof.

8.17 Eligible Accounts

As of the Transfer Date, all Accounts included in the Assets to be Sold shall have been designated to the Master Trust.

9. Warranties and Representations of CSRC and SOAI

SOAI and CSRC represent and warrant to Purchaser as follows:

9.1 Organization

CSRC is a corporation duly organized and validly existing under the laws of the State of Delaware and is authorized to conduct its business in each jurisdiction where the ownership or operation of the Assets to be Sold requires such qualification.  SOAI is a corporation duly organized and validly existing under the laws of the State of Delaware and is authorized to conduct its business in each jurisdiction where the servicing of the Assets to be Sold requires such qualification.

9.2 Authority

Each of SOAI and CSRC has full corporate power and authority to enter into and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party and to effect the transactions contemplated hereby and thereby and to sell the Assets to be Sold to the Purchaser.  The execution, delivery and performance by CSRC and SOAI of this Agreement and each Ancillary Agreement to which CSRC or SOAI is a party (and all documents, agreements, and instruments contemplated hereby or thereby to which CSRC or SOAI is a party) have been approved by all requisite corporate action on the part of CSRC and SOAI.  This Agreement and each Ancillary Agreement to which CSRC or SOAI is a party constitutes, (and each such document, agreement, and instrument when executed and delivered will constitute) a valid and binding obligation of CSRC or SOAI, as applicable, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other laws relating to or affecting creditors’ rights generally and by general principles of equity.  No consents are required for the execution and performance of CSRC’s or SOAI’s obligations hereunder or under the Ancillary Documents to which CSRC or SOAI is a party except such consents as have been or will be obtained prior to the Closing Date.

9.3 Financial Information with respect to Account Assets

CSRC and SOAI have provided to Purchaser financial information relating to the Account Assets, computed with information as of May 31, 2009 (the “Financial Information Computation Date”), which (i) includes as of the Financial Information Computation Date the number of Accounts, together with the additional Account information set forth on Schedule 9.3 hereof (collectively, the “Financial Information”), (ii) is accurate in all material respects as of the respective date thereof, (iii) does not, to CSRC’s or SOAI’s knowledge, as of such date, contain any untrue statement of a material fact, and (iv) does not, as of such date, omit to state any material fact relating to the Financial Information.  All charge or credit transactions (including payments) as to which the records thereof shall have been received by SOANB or SOAI on or before the Transfer Date shall have been posted to the appropriate Account as of the close of business on the Transfer Date.  The Closing Tape when delivered by SOAI to the Purchaser shall set forth in all material respects the true, correct and complete list of the Eligible Accounts and Account Balances as of the date of their preparation.

9.4 Legal Proceedings

As of the date of this Agreement there are no material Actions (including without limitation governmental or regulatory violations, proceedings or investigations) which are pending or to the knowledge of CSRC or SOAI threatened against or affecting the Assets to be Sold (other than Actions arising with respect to the Accounts in the ordinary course of business), the Master Trust or CSRC’s or SOAI’s ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.  As of the Execution Date, none of the Accounts are subject to class action litigation.

9.5 Finders or Brokers

Neither CSRC nor SOAI has agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby which would give rise to any valid claim against Purchaser or any of Purchaser’s Affiliates for any brokerage commission or finder’s fee or like payment.  For the avoidance of doubt, it is understood and agreed that CSRC, SOAI or one of their Affiliates has engaged Bank of America and Barclays Bank PLC, or one of their respective Affiliates, to provide certain broker and finder services in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, but such engagement shall not give rise to any valid claim against Purchaser or any of Purchaser’s Affiliates as described in the preceding sentence, and CSRC, SOAI or one of their Affiliates is solely responsible for the payment of any and all fees and/or commissions payable to Bank of America, Barclays Bank PLC or the applicable Affiliate in connection with such charges.

9.6 Compliance with Law and other Instruments

Upon compliance with the HSR Act and Bank Merger Act, the execution and delivery of this Agreement and the Ancillary Agreements by CSRC and SOAI and the consummation of the transactions contemplated hereby or thereby by CSRC and SOAI will not constitute a violation of or be in conflict with any applicable law or regulation in any material respect.  The execution and delivery by CSRC and SOAI of, and performance by each of CSRC or SOAI of its obligations pursuant to, this Agreement and the Ancillary Agreements (and the documents, agreements, and instruments contemplated hereby or thereby) will not violate or be in conflict with CSRC’s or SOAI’s charter or by-laws or any contract or other instrument to which it is a party or by which it is bound, except as would not have a material adverse effect on the Assets to be Sold, or CSRC’s or SOAI’s ability to consummate the transactions contemplated hereby or thereby; excluding, however, (i) any matter, condition or event that (x) is within the sole control of Purchaser or (y) affects the credit card services, consumer credit or banking industry generally first arising after the date of this Agreement, or (ii) any changes in laws, generally accepted accounting principles or regulatory accounting principles first arising after the date of this Agreement.

9.7 Conveyance of Assets to be Sold

CSRC is not insolvent at the time of the conveyance of title and the sale of the Assets to be Sold by CSRC is absolute and irrevocable and provides Purchaser with the full benefits of ownership of such Assets to be Sold.  The transfer by CSRC of such Assets to be Sold is not made for or on account of an antecedent debt, and CSRC will not be insolvent on the date of (nor will it become insolvent as a result of) such transfer.  No transfer by CSRC of any Asset to be Sold hereunder is voidable under any law dealing with bankruptcy, insolvency, creditors’ rights or similar laws.

9.8 Accuracy of Statements

No statement contained in any document provided or delivered by CSRC or SOAI to Purchaser in connection with the transaction contemplated hereby, as of the date of such statement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statement contained therein not misleading in any material respect.

9.9 Securitization

(a) No event or condition exists which is or with either notice or the passage of time would constitute an “Early Amortization Event” or “Servicer Default”, in each case as defined in the Pooling and Servicing Agreement, or any similar event permitting the acceleration or rapid amortization of the Investor Certificates.  The consummation of the transactions contemplated by this Agreement (including execution of the Specified Agreements) shall not cause the occurrence of any repurchase event, default or other event, that with either notice or the passage of time would constitute an “Early Amortization Event” (as defined in the Pooling and Servicing Agreement), or any event permitting the acceleration or rapid amortization of the Investor Certificates under any Securitization Documents, or a “Servicer Default” (as defined in the Pooling and Servicing Agreement) or other similar event permitting the termination of the Servicer under the Securitization Documents, nor shall such consummation or the receipt of any consents required in connection with the Specified Amendments trigger any requirement under the Securitization Documents to fund any spread account, reserve account or similar account, or any draw any such account under the terms of the Securitization Documents or to otherwise increase any credit enhancement required under the Securitization Documents;

(b) Neither CSRC nor the Master Trust is required to be registered as an investment company under the Investment Company Act of 1940;

(c) The Pooling and Servicing Agreement is not required to be qualified under the Trust Indenture Act of 1939, as amended;

(d) CSRC is the sole owner of the Seller Interest and the Retained Interests. Other than the Retained Interests and the Investor Certificates set forth in Exhibit 7, the Seller Interest represents the entire interest in the Master Trust. Each of the Retained Interests is a valid and binding obligation of the Master Trust;

(e) The only outstanding series of Investor Certificates are set forth in Exhibit 7;

(f) The Master Trust has no contractual obligations other than as set forth in the Securitization Documents listed in Exhibit 5, all of which have been made available to Purchaser;

(g) Each Securitization Document is a valid, legally binding agreement of each of the Seller Parties and the Master Trust that is a party thereto and each such Seller Party and the Master Trust is in compliance in all material respects with its obligations thereunder; and

(h) The form of the Specified Amendments to the Securitization Documents necessary to give effect to the transactions contemplated under this Agreement (including the repayment of the series of Investor Certificates specified for repayment on the Closing Date in Exhibit 7) are set forth in Exhibit 6;

(i) CSRC and SOAI have reviewed the Type II SAS 70 report for its service provider TSYS dated September 30, 2008 and a letter from TSYS for the period January 1, 2008 through September 30, 2008 with respect to such SAS 70 report and, in SOANB’s  judgment, such SAS 70 report has not indicated any material weaknesses in controls.

(j) As of the Execution Date, Annex I is true and correct and does not omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  If the Seller Parties shall have provided an update to Annex I, Annex I, as of the date so updated, shall be true and correct and shall not omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

9.10 Investor Certificates

All of the outstanding investor certificates in the Master Trust issued to any Person other than the Seller Parties or any of their Affiliates are properly characterized as indebtedness for federal income tax purposes.

9.11 Tax Matters

(a) Any and all Tax Returns with respect to the Assets to be Sold or income attributable therefrom that are required to be filed have been filed, the information provided on such Tax Returns is complete and accurate in all material respects, and all Taxes shown to be due on such Tax Returns have been paid in full, to the extent that a failure to file such Tax Returns or pay such Taxes, or an inaccuracy in such Tax Returns, could result in Purchaser being liable for such Taxes or could give rise to a Lien on the Assets to be Sold.

(b) The Master Trust is a disregarded entity for U.S. federal income tax purposes.

(c) Except as disclosed in Schedule 9.11, to the knowledge of the Seller Parties, all Investor Certificates were issued with no Original Issue Discount, within the meaning of Internal Revenue Code Section 1273(a)(1), nor issuance premium, within the meaning of Treasury Regulation Section 1.163-13.

9.12 Closing Statements

Each of the Preliminary Closing Statement and the Adjusted Closing Statement delivered by the Seller Parties to Purchaser pursuant to Section 3.2 (a) will to the Seller Parties’ knowledge be accurate in all material respects as of the date thereof.

9.13 Eligible Accounts

As of the Transfer Date, all Accounts included in the Assets to be Sold shall have been designated to the Master Trust.

10. Warranties and Representations of Purchaser.

Purchaser hereby represents and warrants to the Seller Parties as follows:

10.1 Organization

Purchaser is a national bank duly organized and validly existing under the laws of the United States and is authorized to conduct its business under those laws.

10.2 Authority

Purchaser has full corporate power and authority to enter into and perform this Agreement and each of the Ancillary Agreements to which it is a party and to effect the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and each Ancillary Agreement (and all documents, agreements, and instruments contemplated hereby or thereby) have been approved by all requisite corporate action on the part of Purchaser.  This Agreement and each Ancillary Agreement constitutes (and each such document, agreement and instrument when executed and delivered will constitute) a valid and binding obligation of Purchaser, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other laws relating to or affecting creditors’ rights generally and by general principles of equity.  No consents are required for the execution and performance of Purchaser’s obligations hereunder or under the Ancillary Agreements except such consents as have been or will be obtained prior to the Closing Date.

10.3 Legal Proceedings

As of the date of this Agreement there are no material Actions (including without limitation governmental or regulatory violations, proceedings or investigations) which are pending or to the knowledge of Purchaser threatened, against or affecting Purchaser’s ability to consummate this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby (other than Actions arising with respect to the Accounts in the ordinary course of business).

10.4 Finders or Brokers

Purchaser has not agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby which would give rise to any valid claim against any Seller Party for any brokerage commission or finder’s fee or like payment.

10.5 Governmental Notices

Purchaser has not received notice from any federal or state governmental agency indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement or the Ancillary Agreements.

10.6 Compliance with Law and Other Instruments

Upon compliance with the HSR Act and Bank Merger Act, the execution and delivery of this Agreement and the Ancillary Agreements by Purchaser and the consummation of the transactions contemplated hereby or thereby by Purchaser will not constitute a violation of or be in conflict with any applicable law or regulation. The execution and delivery by Purchaser of, and the performance by Purchaser of its obligations pursuant to, this Agreement and the Ancillary Agreements (and the documents, instruments, and agreements contemplated hereby or thereby) will not violate or be in conflict with Purchaser’s charter or by-laws or any material contract or other instrument to which it is a party or by which it is bound except as would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby or thereby; excluding, however, (i) any matter, condition or event that (x) is within the sole control of a Seller Party or (y) affects the credit card services, consumer credit or banking industry generally, or (ii) any changes in laws, generally accepted accounting principles or regulatory accounting principles.

11. Conditions Precedent to Purchaser’s Obligations.

The obligations of Purchaser to consummate the purchase provided for herein are subject to the fulfillment (except to the extent, if any, waived by Purchaser) of the following conditions at or prior to the Transfer Date:

11.1 Absence of Litigation

There shall not be pending on the Transfer Date any action or proceeding instituted by any person, entity or governmental authority against a Seller Party or Purchaser to prevent the consummation of the sale of the Assets to be Sold and, on the Transfer Date, there shall be no injunction, decree or similar legal restraint preventing the consummation of such sale and there shall be no statute, rule or regulation in effect which would prevent the Seller Parties from selling or Purchaser from purchasing the Assets to be Sold as contemplated by this Agreement or consummating the transactions contemplated by the Ancillary Agreements.  There shall not be any class action lawsuits affecting the Eligible Accounts that materially affects the value of the Assets.

11.2 Truth of Representations

The representations and warranties of the Seller Parties set forth in Sections 8 and 9 of this Agreement shall be true in all material respects as though made again on and as of the Transfer Date (except for those representations and warranties made as of a particular date, which such representations and warranties shall be true in all material respects as of such particular date).

11.3 Performance of Covenants

The covenants and agreements of the Seller Parties set forth in this Agreement and to be performed on or before the Transfer Date shall have been performed in all material respects.

11.4 Items to be Delivered by Seller Parties

The Seller Parties shall have delivered to Purchaser:

(a) The Assignment and Bill of Sale, the Domain Name License, UCC assignments, and such other instruments and documents as are reasonably necessary for confirming the transfer, assignment and conveyance of title to the Assets to be Sold to Purchaser (together, the “Conveyance Documents”), duly issued or signed by duly authorized officers of the Seller Parties, as applicable.

(b) A certificate of each Seller Party signed by a duly authorized officer of such Seller Party to the effect that (i) the warranties and representations of such Seller Party in Section 8 or 9, as applicable, are true as of the Closing Date (except for those representations and warranties made as of a particular date, which such representations and warranties shall be true in all material respects as of such particular date) as if made on the Closing Date or, if any such warranties and representations are not then true, specifying the deficiency in reasonable detail; and (ii) the covenants and agreements of such Seller Party to be performed hereunder on or before the Transfer Date have been performed in all material respects, or, if any such covenants have not been so performed, specifying the deficiency in reasonable detail.

(c) The Preliminary Closing Statement.

(d) The Parent Agreement and the Program Agreements duly executed by such Affiliates of the Seller Parties that are party thereto.

(e) The Specified Amendments, duly issued or signed by duly authorized officers of the Seller Parties, as applicable.

(f) The Assumption Agreements, duly issued or signed by duly authorized officers of the Seller Parties, as applicable.

(g) The Closing Tape.

(h) An opinion of the Seller Parties’ counsel that (i) the transactions contemplated by this Agreement do not violate the Securitization Documents; (ii) all actions necessary to register the Retained Certificates in the name of the purchasing party have been taken and the Retained Certificates are binding obligations of the Master Trust entitled to the benefits of the PSA; and (iii) the security interests are perfected in a form consistent with opinions previously delivered to the trustee of the Master Trust.

11.5 UCC Financing Statement

SOANB hereby confirms that, for purposes of the UCC, it is “located” in the State of Ohio, and SOANB hereby authorizes the Purchaser to file in such location financing statements in favor of Purchaser, as secured party, against the relevant Seller Party, as debtor, reflecting the sale of the Assets to be Sold hereunder.  CSRC hereby confirms that, for purposes of the UCC, it is “located” in the State of Delaware, and hereby authorizes the Purchaser or its designee to file in such location financing statements in favor or Purchaser or such designee, as secured party, against the relevant Seller Party, as debtor reflecting the sale of the Assets to be Sold hereunder.

11.6 Governmental and Regulatory Approvals.

The waiting period under the HSR Act, if required, shall have expired or have been earlier terminated, applicable bank regulatory approvals shall have been obtained, the applicable approval under the Bank Merger Act shall have been obtained and all other approvals or authorizations of, filings and registrations with, and notifications to, all governmental authorities required to consummate the sale of the Assets to be Sold shall have been obtained or made and shall be in full force and effect and all waiting periods required by applicable law in connection therewith shall have expired or terminated, except to the extent that the failure to obtain such an approval or authorization would not reasonably be expected to have a material adverse effect on the Assets to be Sold.

11.7 Repayment of Conduit Series

Those series of Investor Certificates in the Master Trust indicated on Exhibit 7 to be repaid on the Closing Date shall be repaid in full and each holder of such Investor Certificates shall have delivered a payoff letter (in form reasonably satisfactory to the Purchaser) of all interest in the assets of the Master Trust, a copy of which shall be delivered to Purchaser.

11.8 Eligible Account

As of the Transfer Date, all Accounts included in the Assets to be Sold shall have been designated to the Master Trust.

12. Conditions Precedent to the Obligations of the Seller Parties.

The obligation of each Seller Party to consummate the sale provided for herein is subject to the fulfillment (except to the extent, if any, waived by a Seller Party) of the following conditions at or prior to the Transfer Date, each of which, to the extent within a Seller Party’s control, such Seller Party shall pursue satisfying in good faith:

12.1 Absence of Litigation

There shall not be pending on the Transfer Date any action or proceeding instituted by any person, entity or governmental authority against a Seller Party or Purchaser to prevent the consummation of the sale of the Assets to be Sold and, on the Transfer Date, there shall be no injunction, decree or similar legal restraint preventing the consummation of such sale and there shall be no statute, rule or regulation in effect which would prevent the Seller Parties from selling or Purchaser from purchasing the Assets to be Sold as contemplated by this Agreement or consummating the transactions contemplated by the Ancillary Agreements.

12.2 Truth of Representations

The representations and warranties of Purchaser set forth in Section 10 shall be true in all material respects as though made again on and as of the Transfer Date (except for those representations and warranties made as of a particular date, which representations and warranties shall be true in all material respects as of such particular date).

12.3 Performance of Covenants

The covenants and agreement of Purchaser set forth in this Agreement and to be performed on or before the Transfer Date shall have been performed in all material respects.

12.4 Items to be Delivered by Purchaser

Purchaser shall have delivered to the Seller Parties:

(a) A payment to the Seller Parties of the Payment Amount set forth in the Closing Statement by transfer of funds immediately available.

(b) The Assignment and Bill of Sale signed by duly authorized officers of Purchaser.

(c) A certificate of Purchaser signed by a duly authorized officer of Purchaser to the effect that (i) the warranties and representations of Purchaser in Section 9 are true as of the Transfer Date (except for those representations and warranties made as of a particular date, which such representations and warranties shall be true in all material respects as of such particular date) or, if any such warranties and representations are not then true, specifying the deficiency in reasonable detail; and (ii) the covenants and agreements of Purchaser to be performed hereunder on or before the Transfer Date have been performed in all material respects, or, if any such covenants have not been so performed, specifying the deficiency in reasonable detail.

(d) The Parent Agreement and the Program Agreements duly executed by Purchaser.

(e) The Securitization Transfer Agreements signed by duly authorized officers of Purchaser.

(f) [Reserved.]

(g) The Milford Agreement and each document required to be delivered thereunder, each duly executed by the parties thereto.

(h) The Assumption Agreements, duly issued or signed by duly authorized officers of the Purchaser.

12.5 Governmental and Regulatory Approvals.

The waiting period under the HSR Act, if required, shall have expired or have been earlier terminated, applicable bank regulatory approvals shall have been obtained, the applicable approval under the Bank Merger Act shall have been obtained and all other approvals or authorizations of, filings and registrations with, and notifications to, all governmental authorities required to consummate the sale of the Assets to be Sold shall have been obtained or made and shall be in full force and effect and all waiting periods required by applicable law in connection therewith shall have expired or terminated, except to the extent that the failure to obtain such an approval or authorization would not reasonably be expected to have a material adverse effect on the Assets to be Sold.

12.6 Loan Agreement

Charming Shoppes shall have satisfied the requirements under the Loan Agreement with respect to the transactions contemplated hereby.  Charming Shoppes shall act in good faith to satisfy such requirements.

12.7 Milford Agreement

The closing with respect to the Milford Agreement shall have occurred simultaneously with the Transfer Date.

12.8 Ratings Confirmation

The applicable rating agencies rating the outstanding Investor Certificates shall have confirmed the then-current ratings of such Investor Certificates in connection with the Specified Amendments.

13. Survival of Representations and Warranties.

Notwithstanding any investigation made by or on behalf of either party at any time, all covenants, agreements, representations, indemnifications and warranties made herein and in any certificate delivered pursuant hereto shall survive the execution and delivery of this Agreement and Closing hereunder until the third anniversary of the Transfer Date; provided, that the foregoing three (3) year survival period shall not apply to (i) any Seller Party’s respective obligations under Sections 6.3 and 6.8 hereof (and the indemnifications related thereto), (ii) any of the Purchaser’s obligations pursuant to Section 2.2, 6.8(a)(i) or 6.8(b) (and the indemnifications related thereto), or (iii) any indemnification for any claims arising from any prospectus, offering memorandum, other disclosure document or rating agency presentation prepared in connection with any Securitization Transaction of the Purchaser which, instead, shall survive until the later of the fifth anniversary of the Transfer Date or the expiration of the applicable statute of limitations with respect to all securities offered pursuant to, or described in, the related documents described in clause (iii); and provided, further, that the representations and warranties and indemnities contained in Sections 6.7, 7.1(v), 7.2(vi), 8.14 and 9.11(a) through (c) (and the indemnifications related thereto) will survive for the period of the applicable statute of limitations.  Notwithstanding the foregoing, any representation or warranty that would otherwise terminate shall survive with respect to losses asserted in any claim for indemnification hereunder of which notice is given pursuant to this Agreement prior to the end of the applicable survival period, until such claim is finally resolved and any related losses are paid.

14. Default/Termination of Agreement.

14.1 Default

A “Default” shall occur hereunder upon the occurrence of the following:

(i)
The expiration of thirty (30) days from the date one party shall have given notice to the other party (the “Defaulting Party”) of a breach or default by the Defaulting Party in the performance of any covenant, agreement, representation or warranty hereunder which is not cured within such thirty (30) day period; or

(ii)
A Seller Party or Purchaser (as applicable in this clause (ii), the “Bankrupt Party”) becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; or the Bankrupt Party applies for, consents to, or acquiesces in the appointment of, a trustee, receiver or other custodian for the Bankrupt Party or any property thereof, or makes a general assignment for the benefit of creditors; or in the absence of such application, consent of acquiescence, a trustee, receiver or other custodian is appointed for the Bankrupt Party or for a substantial part of its property and is not discharged within thirty (30) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect to the Bankrupt Party, and if such case or proceeding is not commenced by the Bankrupt Party or remains for thirty (30) days undismissed; or the Bankrupt Party takes any corporate action to authorize, or in furtherance of, any of the foregoing.

14.2 Termination Right

Upon the occurrence of a Default, the non-defaulting party, in addition to all other rights and remedies available at law or in equity, shall have the right to terminate this Agreement upon notice to the defaulting party.

14.3 Other Termination

This Agreement may be terminated (i) upon mutual agreement of Purchaser and the Seller Parties or (ii) by either Purchaser or the Seller Parties if the Closing has not occurred by the later to occur of (1) the date forty-five (45) days following the date Purchaser and the Seller Parties mutually agreed would be the Transfer Date (or any mutually agreed extension of the

Transfer Date) or (2) January 30, 2010; provided that the party seeking to terminate this Agreement under clause (ii) hereof has not caused such failure to close.

14.4 No Release

No termination of this Agreement pursuant to this Section or otherwise shall release, or be construed as releasing, either party hereto from any liability for damages to the other party hereto arising out of, in connection with or otherwise relating to, directly or indirectly, such party’s breach or default of any of its representations, warranties, covenants, agreements, duties or obligations arising under this Agreement.

15. Delayed Payment After Closing

15.1 Final Settlement and Disputes

In the event that Purchaser and the Seller Parties disagree after the Closing Date as to any item or amount (or the computation or determination in accordance with the terms of this Agreement of any item or amount) reflected, set forth in or relating to the Preliminary Closing Statement or any Adjusted Closing Statement, the Payment Amount, the Adjustment Amount or any other amounts due either party under this Agreement, then any payment required to be made under this Agreement shall be made when due on the basis of such items or amounts as to which the parties do not disagree and any party hereto shall thereupon be entitled to request a firm of nationally recognized independent accounts as Purchaser and the Seller Parties may jointly designate which does not have a material relationship with either Purchaser or the Seller Parties to determine, in accordance with the provisions of this Agreement, such disputed item or amount (or the computation or determination thereof).  Any such request shall be in writing and shall specify with particularity the disputed items, amounts and computations being submitted for determination, and the requesting party shall furnish the other parties hereto with a copy of such request at the same time it is submitted to the independent accountants.  The firm of independent accountants to which any dispute is referred hereunder shall as promptly as practicable determine, in accordance with the provisions of this Agreement, the proper amount of any disputed item or other amount, or the computation thereof, and such determination shall be final, conclusive and binding on all parties hereto.  In acting pursuant to this Agreement, such firm of independent accountants shall constitute, and be entitled to the privileges and immunities of, arbitrators.  The Seller Parties and Purchaser shall cooperate fully in assisting such firm in making any determination requested hereunder, including giving such firm full access to all files, books and records relevant thereto and providing such other information as such firm may reasonably request in connection with the determination to be made by it hereunder.  The fees and disbursements in connection with such firm’s determination shall be borne equally by Purchaser and the Seller Parties.  In the event that a determination by independent accountants pursuant to this Section 15.1 requires any previously suspended payment to be made by any party, such payment shall be made promptly (and in any event within five (5) Business Days) after receipt by such party from such independent accountants of written notice of such determination.  Such firm of accountants shall promptly and substantially simultaneously notify Purchaser and the Seller Parties in writing of any determination by it hereunder.  In the event of any litigation between the parties regarding this Agreement, the prevailing party shall be entitled to seek recovery of all costs and expenses (including attorney’s fees) incurred by the prevailing party in such litigation (which costs may be included as part of the damages awarded in any such litigation).

15.2 Interest

Any amount payable by any party to another party pursuant to Section 15.1 shall bear interest from the date such amount would originally have been required to be paid hereunder had no dispute over such amount existed to the date of payment at the federal funds rate (at weighted average daily rates reported by Federal Reserve System) during the period(s) involved.

15.3 Records and Financial Information

The party having control of the relevant records and financial information used in connection with any adjustment provided for in this Section 15 shall certify the accuracy of such records and financial information if so requested by the other party.

16. Miscellaneous

16.1 Expenses

Except as is otherwise specifically provided in this Agreement, each party shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including, but not by way of limitation, all regulatory fees, attorneys’ fees, accounting fees and other expenses.  Each of Purchaser and the Seller Parties shall be responsible for half of all fees of the rating agencies in connection with confirming ratings.

16.2 Notices

All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or by United States mail, certified or registered, with return receipt requested, or otherwise actually delivered, as follows:

(i)	If to SOANB, CSRC or SOAI:

450 Winks Lane
Bensalem, PA  19020
Attention:  President

           With a copy (which shall not constitute notice) to:

450 Winks Lane
Bensalem, PA  19020
Attention:  Legal Dept.

(ii)	If to Purchaser, to:

3100 Easton Square Place
Columbus, OH  43219
Attention: President

With a copy (which shall not constitute notice) to:

World Financial Network National Bank
3100 Easton Square Place
Columbus, OH  43219
Attention: General Counsel

The persons or addresses to which mailings or deliveries shall be made may be changed from time to time by notice given pursuant to the provisions of this Section 16.2.  Any notice, demand or other communication given pursuant to the provisions of this Section 16.2 shall be deemed to have been given on the date actually delivered or three (3) days following the date deposited in the United States mail, properly addressed, postage prepaid, as the case may be.

16.3 Successors and Assigns

All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  This Agreement and all rights, privileges, duties and liabilities, and obligations of the parties hereto, may be assigned or delegated by any party without the consent of the other party.  In order for any such assignment to be effective, the assigning party and the assignee must first execute a written agreement (and deliver a copy thereof to the other party hereto) by which the assigning party assigns the particular rights or privileges to the assignee.  In order for any such delegation to be effective, the delegating party and the delegatee must first execute a written agreement (and deliver a copy thereof to the other party hereto) by which the delegating party delegates the particular duties, liability or obligations to the delegatee and such delegatee expressly assumes the performance and discharge thereof when due.  No such assignment or delegation shall relieve Purchaser or the Seller Parties of any of their respective duties, obligations, or liabilities to the other hereunder which are not performed or discharged in full by such assignee or delegatee.  For clarification, Purchaser may assign its rights under this Agreement with respect to the receivables included in the Account Assets in connection with Purchaser’s securitization of such receivables without also assigning any obligations with respect thereto provided Purchaser shall remain liable for all obligations hereunder.

16.4 Counterparts

This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

16.5 Governing Law

The laws of the State of Ohio applicable to contracts executed and wholly performed therein shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

16.6 Captions

The captions contained in this Agreement are for convenience of reference only and no not form a part of this Agreement.

16.7 No Waiver

The failure or delay on the part of any party to exercise any right provided for herein shall not act as a waiver thereof, nor shall any single or partial exercise of any right by and party hereto preclude the exercise of any other right or the further exercise of such right thereof.  In no event shall a term or provision of this Agreement be deemed to have been waived, modified or amended unless said waiver, modification or amendment is in writing and signed by Purchaser and the Seller Parties.

16.8 No Petition

Each party hereto covenants and agrees that it shall not, prior to the date that is one year and one day after the final payment of any series of investor certificates or any other series issued by the Master Trust, acquiesce, petition or otherwise invoke the process of any governmental authority for the purpose of commencing or sustaining a case against CSRC or the Master Trust under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of CSRC or the Master Trust or any substantial part of its property or ordering the winding up or liquidation of the affairs of CSRC or the Master Trust.

16.9 No Joint Venture

Nothing in this Agreement shall be deemed to create a partnership or joint venture between any of the parties hereto.  Except as expressly set forth herein, no party shall have any authority to bind or commit any other party.

16.10 Severability

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in such jurisdiction or any other jurisdiction.

16.11 No Third Party Beneficiaries

This Agreement is not for the benefit of any third party and nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

16.12 Waiver of Jury Trial

THE PARTIES HERETO WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS PURSUANT HERETO.

16.13 Entire Agreement

The making, execution and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those herein expressed.  This Agreement and other written agreements specifically referred to herein (including without limitation the Confidentiality Agreement and the Schedules and Exhibits attached hereto) embody the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof.  This instrument and the agreements contained herein may be amended or modified only by a written instrument signed by both parties or their duly authorized agents.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

WORLD FINANCIAL NETWORK NATIONAL BANK

By: /S/ DANIEL T. GROOMES
Name: Daniel T. Groomes
Title: President

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SPIRIT OF AMERICA NATIONAL BANK

By: /S/ ERIC M. SPECTER
Name: Eric M. Specter
Title: Chairman of the Board

CHARMING SHOPPES RECEIVABLES CORP.

By: /S/ ERIC M. SPECTER
Name: Eric M. Specter
Title: President

SPIRIT OF AMERICA, INC.

By: /S/ ERIC M. SPECTER
Name: Eric M. Specter
Title: : President

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